Exhibit 10.1

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THE MEMBERSHIP INTERESTS DESCRIBED IN AND/OR REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS QUALIFIED OR REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE UNITS IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH HEREIN.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

CWI-HRI NEW ORLEANS CBD HOTEL, LLC

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
CWI-HRI NEW ORLEANS CBD HOTEL, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF CWI-HRI NEW ORLEANS CBD HOTEL, LLC (this “Agreement”) is made and entered into as of June 8, 2012 (the “Effective Date”), by and between CWI NEW ORLEANS CBD HOTEL, LLC, a Delaware limited liability company (“CWI Member”), and ELEVENTH FLOOR LODGING, LLC, a Louisiana limited liability company (“EFL Member”).  CWI Member and EFL Member are sometimes referred to collectively in this Agreement as the “Members” and individually as a “Member”.

RECITALS

A.        CWI-HRI New Orleans CBD Hotel, LLC, a Delaware limited liability company (the “Company”), was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”) by causing the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on April 20, 2012.

B.         The Company has been formed to own the Property and to finance, lease, renovate and improve the structures, buildings and improvements on the Land.

C.        EFL Member has contributed the Property to the Company pursuant to that certain Contribution Agreement, dated June 8, 2012 (the “Contribution Agreement”) between CWI Member and EFL Member.

D.        Simultaneously with the execution of this Agreement, the Company shall enter into that certain Operating Lease Agreement, dated as of the date hereof (the “Operating Lease”), between the Company, as lessor, and TRS SUB, as lessee, for the operation of the Hotel, operated pursuant to the terms and conditions of that certain Hotel Management Agreement dated as of the date hereof (the “Hotel Management Agreement”), by and between TRS SUB, as lessee, and HRI Lodging, Incorporated, a Louisiana corporation (“HRI Lodging”), as manager.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

1.         DEFINITIONS.  When used in this Agreement, the following terms shall have the meanings set forth below:

1.1       Adjusted Capital Account.  “Adjusted Capital Account” means for each Member, an amount equal to the balance of such Member’s Capital Account as of the end of the relevant Fiscal Year or as of any other relevant determination date, after giving effect to the following adjustments:

(a)        credit to such Capital Account of any amounts which such Member is obligated to restore (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5) after taking into account any net decrease in a Member’s share of Company Minimum Gain or Member Nonrecourse Debt Minimum Gain that has occurred as of the relevant determination date; and

(b)        debit to such Capital Account of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.2       Affiliates.  “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of such Person, whether through the ownership of voting securities, by agreement, or otherwise.  Notwithstanding the foregoing, (a) HRI shall be deemed an “Affiliate” of EFL Member for all purposes under this Agreement; and (b) W.P. Carey & Co., LLC, CWI and Watermark Capital Partners, LLC or any entity managed or advised by W.P. Carey & Co., LLC, CWI or Watermark Capital Partners, LLC or any subsidiary of any such entities (and without regard to the percentage of equity ownership any of them may have in such entity), shall be deemed “Affiliates” of CWI Member for all purposes under this Agreement.

1.3       Applicable Law.  “Applicable Law” means, collectively, all Federal, state and local laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of and agreements with all courts and governmental authorities, foreseen and unforeseen, ordinary or extraordinary.

1.4       Bankruptcy.  “Bankruptcy” means:

(a)        The commencement of any voluntary proceedings under Federal or state bankruptcy laws;

(b)        The failure to terminate any involuntary proceeding under Federal or state bankruptcy laws within thirty (30) days after the commencement thereof;

(c)        A general assignment for the benefit of creditors; or

(d)        The issuance of a charging order against the interest of any Person without the removal thereof within thirty (30) days after issuance.

1.5       Book Value.  “Book Value” means for any asset the asset’s adjusted basis for Federal income tax purposes, except as follows:

(a)        The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by Managing

Member.  The Members agree that the initial Book Value of the Hotel contributed to the Company by EFL Member pursuant to the Contribution Agreement (defined below) for purposes of establishing the EFL Initial Contribution is One Million Four Hundred Eight Thousand One Hundred Eighteen Dollars ($1,408,118), or as adjusted to maintain the purchase price less actual debt payments (as mutually agreed upon by the Members);

(b)        The Book Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by Managing Member, as of the following times:  (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution if Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest in the Company if Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g);

(c)        The Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by Managing Member;

(d)        The Book Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this subparagraph to the extent Managing Member determines that an adjustment pursuant to subparagraph (b) of this Section is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph; and

(e)        If the Book Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) of this Section, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

1.6       Capital Contribution.  “Capital Contribution” means collectively, the CW Initial Contribution, the EFL Initial Contribution, all Mandatory Capital Contributions and all other contributions in cash and the Book Value of other property contributed to the capital of the Company.

1.7       Capital Transaction.  “Capital Transaction” means (a) the refinancing of the Property; (b) the sale, exchange or other disposition of any material part of the Property or all or substantially all of the Property (including the condemnation of the Property); (c) the dissolution of the Company; or (d) any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration (other than Capital Contributions), including, without limitation, proceeds of sales, exchanges, or other dispositions of assets not in the ordinary course of business, condemnations, recoveries of damage awards, and insurance proceeds.

1.8       Capital Transaction Proceeds.  “Capital Transaction Proceeds” means all proceeds from a Capital Transaction less the sum of (a) any escrow or reserve required in connection with, or costs and expenses of the Company attributable to, such Capital Transaction, including, without limitation, any holdback escrow (or similar closing reserve or escrow, provided that, in each instance, all such reserves shall be deemed Capital Transaction Proceeds upon their subsequent release), Taxes, prepayment fees or penalties, brokerage fees, escrow fees, title costs and expenses, appraisal fees, consultant fees, audit and tax costs, closing costs and expenses including attorneys’ fees (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such Fiscal Year (or portion thereof) for such costs and expenses); and (b) reasonable reserves needed for the Company’s business for the remainder of such Fiscal Year and future periods based on the 2012 Budget or any subsequent Approved Annual Budget or otherwise approved by the Members.

1.9       Cash Reserves.  “Cash Reserves” means such amounts as may be required pursuant to the terms of the Hilton Franchise Agreement, the Hotel Management Agreement and/or the Loan Documents.

1.10     Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.11     Company Minimum Gain.  “Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain,” in the Regulations Section 1.704-2(d).

1.12     Completion and Cost Overrun Guaranty.  “Completion and Cost Overrun Guaranty” means that certain Completion and Cost Overrun Guaranty in the form of Exhibit “G” attached hereto and made a part hereof, executed by HRI and delivered to the Company.

1.13     Construction Management Agreement.  “Construction Management Agreement” means that certain AIA Standard Form of Agreement Between Owner and Construction Manager as Advisor between the Company and HCI Construction, Incorporated, a Louisiana corporation (“HCI”), which the Members intend to execute pursuant to a form and upon terms and conditions consistent with that certain AIA Standard Form of Agreement Between Owner and Construction Manager as Advisor dated September 2, 2011, by and between CWI-HRI French Quarter Hotel Property, LLC and HCI.

1.14     Cost Overrun.  “Cost Overrun” means all costs of construction and renovation of the Property (including all “hard” and “soft” costs) in excess of the aggregate Project Costs.

1.15     Cost Overrun Cap. “Cost Overrun Cap” means the aggregate sum of One Hundred Fifty Thousand Dollars ($150,000) which represents the maximum liability of EFL Member or the Cost Overrun Guarantor to the Company (excluding liability for EFL Member’s proportionate share of Member Loans made to fund Excess Cost Overruns) under the Completion and Cost Overrun Guaranty.

1.16     Cost Overrun Guarantor.  “Cost Overrun Guarantor” means the guarantor under the Completion and Cost Overrun Guaranty.

1.17     CPI.  “CPI” means the Consumer Price Index (All Cities — All Items) (1982-84 = 100) or if such index is discontinued, the most comparable index of the prevailing rate of inflation for the jurisdiction in which the Hotel is situated as determined by the relevant Governmental Authority responsible for official economic statistics.

1.18     CW-OP. “CW-OP” means CWI OP, L.P., a Delaware limited partnership.

1.19     CWI.  “CWI” means Carey Watermark Investors Incorporated, a Delaware corporation.

1.20     CW Parties.  “CW Parties” means, collectively, CWI Member and its Affiliates, and each of their respective members, partners, shareholders, other principals, directors or officers.

1.21     Debt.  “Debt” means the “Debt” as defined in the Loan Agreement.

1.22     Depreciation.  “Depreciation” means, with respect to any asset of the Company for each Fiscal Year or other period, the amount of depreciation, amortization or other cost recovery deduction allowable with respect to such asset for such Fiscal Year or other period, except that (a) if the Book Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of any such Fiscal Year or other period, Depreciation with respect to such asset for such Fiscal Year or other period shall be an amount which bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or period bears to such beginning adjusted tax basis; and (b) if an asset has a zero adjusted basis for Federal income tax purposes, Depreciation shall be determined under any reasonable method selected by Managing Member which is in accord with Federal income tax accounting principles applicable to assets of similar character having a positive adjusted basis for Federal income tax purposes.

1.23     Distributable Cash from Subsidiary Operations.  “Distributable Cash from Subsidiary Operations” shall mean, for any Fiscal Year, or portion thereof, revenues of the TRS SUB derived from the operation of the Property and received in cash during such Fiscal Year, or portion thereof, and reserves set aside out of revenues during prior periods and no longer needed for the TRS SUB’s business, less the sum of (a) operating and administrative expenses of the applicable Subsidiary including, without limitation, Taxes, consultant fees and/or audit costs (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such Fiscal Year (or portion thereof) for such costs and expenses); (b) debt service and partnership costs (as set forth in the 2012 Budget or any subsequent Approved Annual Budget), including all outstanding Member Loans; and (c) reasonable reserves needed for the Company’s business for the remainder of such Fiscal Year and future periods based on the 2012 Budget or any subsequent Approved Annual Budget or otherwise approved by the Members (i.e., all Cash Reserves).

1.24     EFL Parties.  “EFL Parties” means, collectively, EFL Member and its respective Affiliates, members, partners, shareholders, other principals, directors or officers.

1.25     Excess Cost Overrun.  “Excess Cost Overrun” means aggregate Cost Overruns in excess of the Cost Overrun Cap.

1.26     Fiscal Year.  “Fiscal Year” means the calendar year.

1.27     Governmental Authority.  “Governmental Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, or any state, county/parish, city or other political subdivision, arbitrator or any judicial or quasi-judicial tribunal of competent jurisdiction.

1.28     Guarantees.  “Guarantees” means, collectively, (a) the Non-Recourse Carve Out Guaranty; (b) the Completion and Cost Overrun Guaranty; and (c) any other guaranties required from time to time by lenders to the Company.

1.29     Hilton.  “Hilton” means Hilton Garden Inns Franchise LLC, a Delaware limited liability company.

1.30     Hilton Franchise Agreement.  “Hilton Franchise Agreement” means that certain Franchise Agreement dated as of the date hereof between TRS SUB and Hilton.

1.31     Hotel.  “Hotel” means the hotel currently known as the Hilton Garden Inn New Orleans French Quarter/CBD, 821 Gravier Street, New Orleans, Louisiana 70112.

1.32     HRI. “HRI” means Historic Restoration Incorporated, a Louisiana corporation.

1.33     Initial Participation Percentage.  “Initial Participation Percentage” means, with respect to each Member, the percentage as set forth on Exhibit A as of the Effective Date.

1.34     Intangible Property.  “Intangible Property” means all intangibles owned or used by the Company in the ownership of the Hotel.

1.35     IRR.  “IRR” means the annual percentage rate that when utilized to calculate the present value of distributions made to a Member causes the present value of such distributions to equal the present value of the Member’s Capital Contributions.  With respect to determining IRR, which shall be done using the XIRR function in Microsoft Office Excel, the following rules will be applied:

(a)        The present value of a Member’s Capital Contribution made on the Effective Date is the nominal amount of such capital;

(b)        A Member will be deemed to have received a specified IRR with respect to any Capital Contributions only when that Member has received both a return of such Capital Contributions calculated from the date made to the date repaid plus a return on such Capital Contributions as determined pursuant to Section 8.1 (excluding Section 8.1(b)(i)) and Section 8.2;

(c)        For purposes of IRR calculations used herein, the annual percentage rate shall mean a per annum rate using monthly compounding (i.e., an annual stated IRR of, for example, twelve percent (12%), shall mean twelve percent (12%) as an effective annual rate arrived at by monthly compounding); and

(d)        Solely for purposes of IRR calculations used herein, all items of contributions or inflows and all items of distributions or outflows used in such calculations shall be deemed to have been received or distributed on the day in which they occur.

1.36     Land.  “Land” means that certain real property more specifically described on Exhibit “B” attached hereto.

1.37       Lender.  “Lender” means Bank of America, N.A., a national association.

1.38     Loan.  “Loan” means that certain mortgage loan in the original principal amount of Eleven Million Dollars ($11,000,000) made by Lender to the Company and evidenced by that certain Promissory Note dated as of the date hereof by the Company for the benefit of Lender and secured by that certain Mortgage and Security Agreement dated as of the date hereof between the Company, as borrower, and Lender.

1.39     Loan Agreement.  “Loan Agreement” means that certain Loan Agreement dated as of the date hereof between the Company, as borrower, and Lender, as lender.

1.40     Loan Documents.  “Loan Documents” means the loan documents evidencing and relating to the Loan including, without limitation, the “Loan Documents” as defined in the Loan Agreement.

1.41     Lock-Out Period.  “Lock-Out Period” means the period commencing on the Effective Date and ending on May 31, 2013.

1.42     Managing Member.  “Managing Member” means CWI Member or any replacement managing member appointed pursuant to Section 9.1(a).

1.43     Member.  “Member” means any Person admitted to the Company as a member in accordance with this Agreement, or a Person who has been admitted as a member pursuant to Applicable Law.  The Members of the Company and their respective Participation Percentages shall be reflected on Exhibit “A” attached hereto, as it may be amended from time to time.

1.44     Member Nonrecourse Debt.  “Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

1.45     Member Nonrecourse Debt Minimum Gain.  “Member Nonrecourse Debt Minimum Gain” means an amount, with respect each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

1.46     Member Nonrecourse Deductions.  “Member Nonrecourse Deductions” means items of Company loss, deduction or Section 705(a)(2)(B) of the Code expenditures that are attributable to Member Nonrecourse Debt or to other liabilities of the Company owed to or guaranteed by a Member to the extent that no other Member bears the economic risk of loss.

1.47     Membership Interest.  “Membership Interest” means the interest of a Member in the Company.

1.48     Net Distributable Cash.  “Net Distributable Cash” shall mean, for any Fiscal Year, or portion thereof, revenues of the Company derived from the leasing of the Property and received in cash during such Fiscal Year, or portion thereof, and Company reserves set aside out of revenues during prior periods that are no longer needed for the Company’s business, including, without limitation, all Distributable Cash from Subsidiary Operations, less the sum of (a) leasing and administrative expenses of the Company including, without limitation, the Taxes, consultant fees and/or audit costs (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such Fiscal Year (or portion thereof) for such costs and expenses); (b) debt service and partnership costs (as set forth in the 2012 Budget or any subsequent Approved Annual Budget), including all outstanding Member Loans; and (c) reasonable reserves needed for the Company’s business for the remainder of such Fiscal Year and future periods based on the 2012 Budget or any subsequent Approved Annual Budget or otherwise approved by the Members (i.e., all Cash Reserves).

1.49     Non-Recourse Carve Out Guaranty.  “Non-Recourse Carve Out Guaranty” means the exceptions to non-recourse liability assumed by HRI in favor of Lender pursuant to Section 12.6 and Article 15 of the Loan Agreement and any other recourse liability guaranty executed by EFL Member (or its Affiliate) or any Member (or such Member’s respective Affiliate) in favor of a successor lender to the Company.

1.50     Nonrecourse Deductions.  “Nonrecourse Deductions” means the Company deductions that are characterized as “nonrecourse deductions” pursuant to Regulations Section 1.704-2(b)(1).

1.51     Nonrecourse Liability.  “Nonrecourse Liability” has the meaning ascribed to such term pursuant to Regulations Section 1.704-2(b)(3).

1.52     Note.  “Note” means the “Note” as defined in the Loan Agreement.

1.53     Participation Percentage.  “Participation Percentage” of a Member shall mean that percentage set forth opposite such Member’s name on Exhibit “A”, as it may be amended from time to time.

1.54     Passive Investment.  “Passive Investment” shall mean any direct or indirect investment where the investing Person does not possess, directly or indirectly, the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of such Person, whether through the ownership of voting securities, by agreement, or otherwise.

1.55     Permit.  “Permit” means all licenses, permits, consents, authorizations, approvals, certificates of occupancy, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents granted or issued by any Governmental Authority.

1.56     Permitted Transferee.  “Permitted Transferee” means (a) any Member; (b) any Affiliate of a Member; (c) a trust under which the distribution of the Membership Interest may be made only to beneficiaries who are Affiliates of such Member; and/or (d) a Person to whom a Member consummates a Transfer subject to the terms and conditions of Section 10.3; provided, however, that any Permitted Transferee shall be subject to the additional condition that such Person meets the Qualified Transferee Requirements.

1.57     Person.  “Person” means an individual, corporation, firm, partnership, limited liability company, trust or any other form of association or entity.

1.58     Preservation Costs.  “Preservation Costs” means (a) all debt service payments required under the Loan Documents or pursuant to any refinancing, taxes, assessments, water, sewer or other similar rents, utilities, insurance premiums, Permit fees and charges, in each case which are regular, reoccurring and not within the control of the Company; and (b) expenditures necessary on an emergency basis to avoid material damage to the Hotel or injury to persons or property, whether or not provided for or within the amounts provided for in the 2012 Budget or any subsequent Approved Annual Budget for the Fiscal Year in question, as may reasonably be required to avoid or mitigate such damage or injury.

1.59     Profits and Losses.  “Profits” and “Losses” means, for each Fiscal Year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)        Any tax-exempt income of the Company, not otherwise taken into account in computing taxable income or loss, shall be included in computing Profits or Losses;

(b)        Any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(l)) and not otherwise taken into account in computing taxable income or loss, shall be subtracted from Profits or Losses;

(c)        In the event the Book Value of any Company asset is adjusted pursuant to Section 1.8(b), Section 1.8(d) or Section 1.8(e), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)        Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e)        In lieu of depreciation, amortization and other cost recover deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation herein;

(f)         To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining the Capital Account as a result of a distribution other than in liquidation of a Membership Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)        Any items which are specially allocated pursuant to Exhibit “C” shall not be taken into account in computing Profits or Losses.

1.60     Project Costs.  “Project Costs” means the aggregate amount of costs and expenses of the Hilton PIP equal to the sum of the line items set forth and described in the PIP Budget attached hereto as Schedule 1.

1.61     Property.  “Property” means the Land, the Hotel, all personal property owned by the Company and/or otherwise presently situated at the Hotel (other than those owned by any tenant of the Hotel), the Intangible Property, and all other assets of the Company.

1.62     Qualified Transferee Requirements.  “Qualified Transferee Requirements” means a Person who: (i) has reasonably sufficient financial resources and liquidity to fulfill the transferring Member’s obligations under this Agreement, (ii) is not known in the community as being of bad moral character, and has not been convicted of a felony in any state or Federal court, and (iii) is not an Affiliate of Persons who have been convicted of a felony in any state or Federal court.

1.63     Regulations.  “Regulations” means the Income Tax Regulations promulgated under the Code, including Temporary and Proposed Regulations, as such Regulations may be amended from time to time, including corresponding provisions of succeeding Regulations.

1.64     Subsidiary.  “Subsidiary” means any subsidiary of the Company, including, without limitation, TRS SUB.

1.65     Tax(es).  “Tax” or “Taxes” means any income, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, occupancy, transient occupancy, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, or other tax, charge, assessment, duty, levy, compulsory loan, business or occupation (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein.

1.66     Tax Returns.  “Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

1.67     Total Value.  “Total Value” means, for purposes of Section 10.4, a hypothetical amount representing the Offering Member’s good faith estimate (at the time of delivering any Buy-Sell Notice) of the total cash value of the Company, after liquidation of all assets and (a) payment or reservation for payment of all liabilities to third parties (including, without limitation, all mortgage indebtedness or other indebtedness of the Company); and taking into account; (b) accruals and reserves related to such indebtedness, a statement of which shall be included in the written estimate; and (c) plus or minus, as the case may be, net prorations for revenues, expenses and other items related to the Company, which prorations shall be determined in the manner provided under the Contribution Agreement unless otherwise mutually agreed to by the Members.

1.68     Transfer.  “Transfer” means any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer, by operation of law or otherwise, of all or any direct or indirect portion of a Membership Interest; provided, however, any Transfer of all or any direct or indirect interest in CWI by the respective direct and indirect owners in CWI shall not be deemed a Transfer for purposes of this Agreement.

1.69     TRS SUB.  “TRS SUB” means New Orleans CBD Hotel Operator Inc., a Delaware corporation.

1.70     Uniform System.  “Uniform System” means the Uniform System of Accounts for the Lodging Industry that is published by the Hotel Association of New York City, Inc. and approved by the American Hotel & Motel Association, in effect at the time in question (currently, the 10th Revised Edition, 2006).

1.71     Unreturned Capital Contribution Account.  “Unreturned Capital Contribution Account” means, with respect to a Member, the Member’s Capital Contributions less distributions made pursuant to Sections 8.1 and 8.2 that represent a return of capital (and not a return on capital).

1.72     Working Capital Shortfall.  “Working Capital Shortfall” means the amount of additional working capital required for the sole purpose of funding operating expenses pursuant to, and to the extent of such amounts as set forth in, the 2012 Budget or any subsequent Approved Annual Budget.

In addition, the following terms are defined in the Sections of this Agreement that are referenced alongside the terms:

Term	Section Reference for Definition

2012 Budget	Section 9.2(a)(iv)

Acceptance Notice	Section 10.3(b)
Act	Recital A
Agreement	Preamble
Applicable Adjustment Percentage	Section 6.3(b)
Applicable Price	Section 10.4(a)
Approved Annual Budget	Section 9.2(a)(iv)
Approved Contracts	Section 9.2(a)(vi)
ATC	Section 9.8
Audited Financial Request	Section 12.3(a)
Business	Section 4
Buy-Sell Notice	Section 10.4(a)
Buying Member	Section 10.5
Capital Account	Section 7.1(a)
Cash Notice	Section 6.3(a)
Certificate	Recital A
Claims	Section 9.13(b)
Closing Date	Section 10.4(a)
Closing Transactions	Section 5.8(a)
Company	Recital A
Contributing Members	Section 6.3(b)
Contribution Agreement	Recital D
Cost Overrun Demand	Section 6.4(a)
Cost Overrun Loan	Section 6.4(a)
CW Initial Contribution	Section 6.1
CWI Member	Preamble
CWI Member Law Firm	Section 18.3
CWI Member Parties	Section 18.3
CWI Member Purchase Default	Section 9.1(a)
CWI Scope Change	Section 6.4(b)
Debt	Section 9.4(c)(vii)
Deficiency Amount	Section 6.3(b)
Deficit Loan	Section 6.3(c)
Deposit	Section 10.4(a)
Dilution Multiplier	Section 6.3(b)
Discussion Period	Section 9.10(a)(i)
Effective Date	Preamble
EFL Cost Overrun Payment	Section 6.4(a)
EFL Member	Preamble
EFL Member Initial Contribution	Section 6.1
EFL Member Law Firm	Section 18.2
EFL Member Parties	Section 18.2
Exchange Act	Section 5.7
Forecast Budget	Section 9.2(a)(iv)
Guarantee Obligation	Section 9.9(b)
Guarantor	Section 9.4(c)(x)
Guaranty Triggering Event	Section 9.9(a)

Hilton	Section 1.42
Hotel Management Agreement	Recital E
HRI Lodging	Recital E
Impasse	Section 9.4(b)
Indemnitee	Section 9.13(c)
Indemnitor	Section 9.13(c)
Indemnity Obligations	Section 9.13(b)
Initial Capital Contributions	Section 6.1
Liquor Licenses	Section 9.8
LiquorCo	Section 9.8
Losses	Section 9.13(b)
Member Decisions	Section 9.4(a)
Managing Parties	Section 9.13(a)
Mandatory Capital Contribution	Section 6.3(a)
Member Decisions	Section 9.4(a)
Member Loan	Section 6.3(a)
Membership Interest Certificate	Section 10.10(b)
New Opportunity	Section 20.1
Non-Contributing Member	Section 6.3(b)
Offer	Section 10.3(a)
Offered Interest	Section 10.3(a)(i)
Offered Member	Section 10.3(a)
Offered Price	Section 10.3(b)
Offering Member	Section 10.4(a)
Operating Lease	Recital E
Operator	Section 9.5
Overpaying Guarantor	Section 9.9(c)
Owner	Section 9.5
PIP Budget	Section 6.2
Proportionate Share of Liability	Section 9.9(b)
REIT	Section 5.5
ROFO Sale Notice	Section 10.5
Related Parties	Section 9.13(b)
Required Amount	Section 6.3(a)
Responding Member	Section 10.4(a)
Responding Member’s Purchase Price	Section 10.4(a)
Response Notice	Section 10.4(a)
Restricted Activity Period	Section 20.1
Sale Member	Section 10.5
Sale Notice	Section 10.3(a)
Securities Act	Section 5.7
Selling Member	Section 10.3(a)
SOX	Section 5.7
Special Allocations	Section 7.1(b)
Tax Matters Partner	Section 12.4
UCC	Section 10.10(a)

2.         FORMATION OF LIMITED LIABILITY COMPANY.  The Company is formed as a limited liability company pursuant to the provisions of the Act and upon the filing of the Certificate with the Secretary of State of the State of Delaware.  The rights and liabilities of all Members shall be as provided under the Act, the Certificate and this Agreement.

3.         NAME AND PLACE OF BUSINESS.

3.1        Name.  The name of the Company shall be “CWI-HRI New Orleans CBD Hotel, LLC”.

3.2                         Principal Place of Business.  The principal office of the Company shall be 272 E. Deerpath Road, Suite 320, Lake Forest, Illinois 60045.  Managing Member may change the Company’s place of business at any time.

3.3       Members.  Unless and until substituted Members are admitted pursuant to the terms of Section 10, CWI Member and EFL Member shall be the only Members of the Company until they cease to be Members in accordance with the provisions of the Act, the Certificate, or this Agreement.  Except as otherwise expressly provided herein, no Member may be removed as a Member of the Company without such Member’s prior written approval.

4.         PURPOSE.  The purpose of the Company shall be to (a) own one hundred percent (100%) of TRS SUB; (b)  own, lease, finance, and renovate the Property; and (c) engage in any and all general business activities related or incidental thereto permitted under the Act (collectively, the “Business”).  The Company shall not engage in any other business or activity without the unanimous consent of the Members.

5.         TERM OF COMPANY; RECORDINGS; AGENT FOR SERVICE OF PROCESS.

5.1       Term.  The Company commenced as of the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until terminated as herein provided or by operation of law.

5.2       Filings.  Managing Member shall execute, deliver and file any amendments to and/or restatements of the Certificate as Managing Member deems necessary and shall file any documents required for the Company to qualify to do business in Louisiana and in any other jurisdiction in which the Company may wish to conduct business.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate.  Managing Member shall cause appropriate fictitious business name and like statements to be filed and published for the Company if and as required for the proper conduct of the Business.

5.3       Agent for Service of Process.  The name and address of the agent for service of process of the Company designated on the Certificate is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808.  The agent for service of process of the Company may be changed from time to time by Managing Member, subject to Applicable Law.

5.4       Considered a Partnership for Tax Purposes.  The Members intend that, pursuant to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code and/or any comparable provision of applicable state law, beginning as of the Effective Date, the Company will be treated as a partnership for Federal, state and local income tax purposes.  Each Member agrees not to make or attempt to make an election under Section 761 of the Code or to be excluded from the application of Subchapter K or from the application of any comparable provisions of applicable state law.  The Company and the Members shall not elect classification of the Company for Federal tax purposes as other than a partnership under Regulations Section 301.7701-3 or for state and/or local tax purposes under such comparable provisions of applicable state or local law.

5.5       Protection of REIT Status.  The Members acknowledge that CWI Member is an Affiliate of CWI, which is a real estate investment trust (“REIT”), and the Members agree to manage the Company (and any other entity in which the Company owns an interest) in a manner (i) that enables CWI to qualify as a REIT within the meaning of Section 856 of the Code; and (ii) that recognizes the income, asset and operating requirements of the Code that are applicable to a REIT under Sections 856 through 860 of the Code to the extent possible.  Therefore, the Company shall conduct its operations in accordance with the following limitations:

(a)        The Business and affairs of the Company will be managed in a manner that does not cause CWI to be disqualified as a REIT under the Code or incur any amount of tax pursuant to Section 856, 857 or 4981 of the Code;

(b)        The Company and its Subsidiaries shall not render any services to any lessee or sublessee or any customer thereof, either directly or through an “independent contractor” within the meaning of Section 856(d)(3) of the Code, if the rendering of such services would cause all or any part of the rents received by the Company or its Subsidiaries to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code;

(c)        The Company and its Subsidiaries shall not directly or indirectly own (taking into account the attribution rules referred to in Section 856(d)(5) of the Code), in the aggregate ten percent (10%) or more of the total number of shares of all classes of stock, ten percent (10%) or more of the voting power of all classes of voting stock or ten percent (10%) or more of the assets or net profits of any lessee or sublessee of all or any part of any of the Property or other Company property, other than a lessee Subsidiary that makes an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;

(d)        No lease or sublease of any space at the Hotel or any other Company or Subsidiary property shall provide for any rent based in whole or in part on the “income or profits” derived by any lessee or sublessee from such property within the meaning of Section 856(d)(2)(A) of the Code;

(e)        The Company and its Subsidiaries shall not own more than ten percent (10%) of the total voting power or more than ten percent (10%) of the total value of the outstanding securities of any one issuer (as determined for purposes of Section 856(c)(4)(B) of the Code) other than securities of a subsidiary, including, without limitation, the TRS SUB that makes an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;

(f)         The TRS SUB or any other Subsidiary that is treated as a corporation under the Code (other than a “real estate investment trust”) shall make an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;

(g)        The TRS SUB or any other Subsidiary that has made an election to be treated as a “taxable REIT subsidiary” under the Code shall not directly or indirectly operate a “lodging facility” or a “health care facility” as such terms are defined in Section 856 of the Code but rather shall use, to operate any “lodging facility,” an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code (e.g., without limitation, such contractor must be actively engaged in the trade or business of operating “qualified lodging facilities” for Persons other than those that are related to the TRS SUB, the Company or CWI), provided that, in the case of any “lodging facility,” no gambling activities are conducted on the premises and no gambling revenues are generated by the facility;

(h)        Neither the Company and its Subsidiaries, nor any Member shall take any action (or fail to take any action permitted under this Agreement) that would otherwise cause the Company’s gross income to consist of more than one percent (1%) of income not described in Section 856(c)(2) of the Code or more than ten percent (10%) of income not described in Section 856(c)(3) of the Code, or cause any significant part of the Company assets to consist of assets other than “real estate assets” within the meaning of Section 856(c)(5)(B) of the Code;

(i)         The Company shall distribute to the Members during each calendar year an amount of cash mutually agreed upon by the Members, but in no event in an amount less than that which is necessary to comply with REIT requirements, to be made to the Members with respect to such Fiscal Year at the times required to prevent the imposition of an excise tax under Section 4981 of the Code; provided, however, that if each such Member’s distributable share of any Net Distributable Cash and/or Capital Transaction Proceeds and its distributable share of any funds maintained in the Company reserves are insufficient to meet the aforesaid distribution requirement with respect to such Member, then the Company shall have satisfied the foregoing distribution requirement with respect to such Member upon distributing to it such Member’s distributable share of Net Distributable Cash and/or Capital Transaction Proceeds and funds maintained in the Company reserves.  In no event shall the Company be required to borrow funds, or any Member be required to contribute funds to the Company, in order to permit the Company to satisfy the foregoing distribution requirement.  The foregoing provisions of this subsection shall not, however, adversely affect the allocation of, or any Member’s Participation Percentage in, Net Distributable Cash and/or Capital Transaction Proceeds; or

(j)         The Company and its Subsidiaries shall not engage in any “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code.

The Members acknowledge that the foregoing are the current guidelines applicable to the qualification of real estate investment trusts.  If any of the requirements to qualify for “real estate investment trust” status are changed, then upon CWI Member’s delivery of written notice to EFL Member (or Managing Member, if CWI Member ceases to be Managing Member) describing such changes, such changes shall be deemed incorporated herein, and this Section 5.5 shall be deemed amended as necessary to incorporate such changed real estate investment trust requirements.

5.6       Dispute Resolution Regarding REIT Compliance.  Notwithstanding anything to the contrary set forth in Section 9.10 or elsewhere in this Agreement, any dispute over whether an activity of the Company or the TRS SUB is in violation of Section 5.5 shall be determined in the sole and absolute discretion of CWI Member, provided that any additional out-of-pocket expenses to the Company resulting therefrom will be borne solely by CWI Member.

5.7       Sarbanes-Oxley Compliance.  The Company and the TRS SUB shall take all actions necessary to comply with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”).  Managing Member and any principal executive officer of the Company and the principal financial officer of the Company shall make all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX as applicable.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither the Company nor any of the TRS SUB has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.  The costs and expenses of any actions taken pursuant to this Section 5.7 shall be borne by the Company or the TRS SUB, as applicable, so long as such actions are taken for the benefit of the Company or such TRS SUB and not for the Members or their Affiliates (which costs and/or expenses shall be the sole obligation of such Member or its Affiliate).

5.8       Consent to Transaction; Incumbency.

(a)        The Members hereby grant their respective approval, consent and authorization in connection with (i) the execution, delivery and performance by the Company of the Loan Documents, including, without limitation, that certain Eleven Million Dollar ($11,000,000) Promissory Note dated as of the date hereof for the benefit of Lender, the Loan Agreement and that certain Mortgage and Security Agreement dated as of the date hereof between the Company and Lender; (ii) the execution, delivery and performance by the Company of any and all transfer documents in connection with EFL Member’s contribution of those certain assets, rights, obligations and liabilities in consideration for an ownership interest in the Company; (iii) the execution, delivery and performance by the Company of the Operating Lease and the Hotel Management Agreement; and (iv) the closing of the transactions contemplated by the Contribution Agreement, including, without limitation, the CW Initial Contribution (as defined below) (clauses (i) through (iv) collectively referred to hereafter as, the “Closing Transactions”).  In furtherance thereof, Managing Member or Michael G. Medzigian, acting singly or collectively, shall have the right to execute and deliver any and all documents in connection with the closing of the Closing Transactions.

(b)        The Managing Member or Michael G. Medzigian, acting singly or collectively on behalf of the Company, are hereby authorized to execute and deliver on behalf of the Company, and the Company may enter into, execute, deliver and perform the obligations of the Company in connection with any or all of the Closing Transactions and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, including, without limitation, in the case of Managing Member or Michael G. Medzigian only, taking any and all steps necessary or desirable to establish one or more bank accounts at such banks as necessary or desirable in connection with the Closing Transactions, all without any further act, vote or approval of any Member or other Person notwithstanding any other provision of this Agreement, the Act or Applicable Law, rule or regulation.  The foregoing authorization shall not be deemed a restriction on the powers of the Members or Managing Member to enter into other agreements on behalf of the Company.

6.         CONTRIBUTIONS AND LOANS.

6.1       Initial Contributions.  Pursuant to the terms and conditions of the Contribution Agreement, (a) CWI Member shall make a cash Capital Contribution in the amount of Nine Million Nine Hundred Ten Thousand Dollars ($9,910,000) to the Company (the “CW Initial Contribution”) in exchange for its Participation Percentage and an interest in the Profits and Losses of the Company as described herein; and (b) EFL Member has made a Capital Contribution of the Property to the Company with a deemed value of One Million Four Hundred Eight Thousand One Hundred Eighteen Dollars ($1,408,118) (the “EFL Member Initial Contribution” and together with the CW Initial Contribution, the “Initial Capital Contributions”) in exchange for its Participation Percentage and an interest in the Profits and Losses of the Company as described herein.  None of CWI Member’s cash Capital Contribution will be distributed to any Member, in such Member’s capacity as a Member.  The Book Value of the Company’s assets shall be adjusted to reflect fair market value (however the initial Book Value of the Property contributed by EFL Member is $1,408,118) and EFL member’s Capital account shall reflect its twelve and 44/100th percent (12.44%) interest in such assets. Each Member’s initial Capital Account balance shall be reflected on Exhibit “A”.

6.2       Use of Funds.  The CW Initial Contribution shall be used by the Company in strict accordance with the statement of sources and uses attached hereto as Schedule 1, which includes a copy of the approved PIP budget for the Hotel (the “PIP Budget”) which includes all “hard” and “soft” construction costs in connection therewith.  For avoidance of doubt, the Members agree that Three Million One Hundred Eighty One Thousand Twenty-Seven Dollars ($3,181,027) of the CWI Initial Contribution is specifically allocated to fund the amounts set forth in the PIP Budget.

6.3       Additional Contributions or Loans.

(a)        Except as provided in Section 6.1 and this Section 6.3, the Members shall not be required to make any additional Capital Contributions or loans to the Company in addition to the Initial Capital Contributions.  If Managing Member reasonably determines that the Members shall make additional Capital Contributions or loans to the Company to fund a Working Capital Shortfall or a Preservation Cost of the Company (in the case of Working Capital Shortfalls, a “Mandatory Capital Contribution” and in the case of Preservation Cost, a “Member Loan”), then such Mandatory Capital Contribution and Member Loans shall be contributed or made, as applicable, by the Members in accordance with their respective Participation Percentages.  Managing Manager shall deliver a notice (a “Cash Notice”) to each Member setting forth the amount of cash required from such Member (a “Required Amount”).  Within the twenty (20) day period following the date of receipt by a Member of a Cash Notice, the Member shall contribute to the Company its Required Amount.

(b)        If within twenty (20) days after the date a Cash Notice is given pursuant to Section 6.3(a), a Member (the “Non-Contributing Member”) shall fail to advance all or any part of its Required Amount, the other Members (the “Contributing Members”), within ten (10) days thereafter, may elect, in their sole discretion either (i) to advance directly to the Company as a loan to the Non-Contributing Member the portion of the Required Amount not advanced by the Non-Contributing Member (the “Deficiency Amount”), as provided in Section 6.3(c) below; or (ii) in the case of Working Capital Shortfall, advance a Capital Contribution to the Company equal to the Deficiency Amount, whereupon the Participation Percentage of the Members shall be recalculated to (A) increase the Contributing Member(s)’ collective Participation Percentage by the Applicable Adjustment Percentage (as defined below) and increasing their aggregate Capital Accounts by the product of the Deficiency Amount and the Dilution Multiplier (as defined below), with such increases in Participation Percentage and Capital Accounts to be allocated to the Contributing Members(s) pro rata based on the portion of the Deficiency Amount owed to each Contributing Member, and (B) reduce the Non-Contributing Member’s Participation Percentage by the Applicable Adjustment Percentage and decrease its Capital Account by the product of the Deficiency Amount and the Dilution Multiplier.  The “Applicable Adjustment Percentage” shall mean the fraction, expressed as a percentage, in which the numerator is an amount equal to the Dilution Multiplier times the Deficiency Amount, and the denominator is the sum of the Member’s total Capital Contribution (taking into account any additional Capital Contributions funded by the Contribution Member(s)).  The “Dilution Multiplier” shall mean 1.5.  Any reduction in the Non-Contributing Member’s Participation Percentage and increase in the Contributing Member(s) Participation Percentage in accordance with this Section 6.3(b) shall not affect the Members’ Initial Participation Percentages, and the Non-Contributing Member and the Contributing Member(s) shall remain obligated to make any additional Capital Contributions in accordance with their respective Initial Participation Percentages.  Unless they mutually agree otherwise, the Contributing Members shall fund such loan pro rata in proportion to their respective Initial Participation Percentages.

(c)        If the Contributing Members make a loan to the Non-Contributing Member as provided in Section 6.3(b), the Deficiency Amount shall be delivered to the Company by the Contributing Members, shall be treated as an additional Capital Contribution by the Non-Contributing Member of the Deficiency Amount and shall constitute a loan to the Non-Contributing Member (a “Deficit Loan”).  Each Deficit Loan shall bear interest at the annual rate of eighteen percent (18%), compounded annually, and shall be repaid within ten (10) days following demand by the Contributing Members upon the Non-Contributing Member, or until demand is made, by payment directly by the Company to the Contributing Members of any distributions otherwise due the Non-Contributing Member pursuant to the other Sections of this Agreement; provided, however, that for Capital Account maintenance purposes, such amount shall be deemed distributed to the Non-Contributing Member (with a corresponding reduction to its Capital Account) followed by the repayment by the Non-Contributing Member to the Contributing Member.  Any payments on a Deficit Loan shall be credited first to any interest then due on the loan with the balance of such distributions to be credited against the outstanding principal balance of such loan.  Any Deficit Loan will be recourse to the Non-Contributing Member’s right to distributions pursuant to this Agreement and must be repaid directly by the Company on behalf of the Non-Contributing Member as set forth in this Section 6.3.  For avoidance of doubt, no Deficit Loan shall be considered a Capital Contribution by the Contributing Member for purposes of this Agreement or increase such Contributing Member’s Capital Account.

(d)        Notwithstanding any of the foregoing, the Members agree that in the event that CWI Member makes a Deficit Loan, the Deficit Loan may be structured in a manner that causes the REIT to comply with the requirements of Section 5.5.

(e)        Each Member Loan shall bear interest at the annual rate equal to fifteen percent (15%), compounded annually (but in no event to exceed the highest permissible legal rate of interest).  Member Loans, and all interest thereon, will be repaid in full prior to any distribution pursuant to Section 8.1 and Section 8.2.

6.4       Cost Overruns and Scope Changes.

(a)        In the event that Cost Overruns are required in connection with the redevelopment and conversion of the Hotel as contemplated by the PIP Budget, Managing Member shall deliver (and agrees that if Managing Member fails to deliver a Cost Overrun Demand to cover Excess Cost Overruns within a reasonable period of time after a written request to do so from EFL Member, then EFL Member can initiate such Cost Overrun Demand on the Members) written notice setting forth the amount of cash required in connection therewith (a “Cost Overrun Demand”) to EFL Member or the Members, as applicable, and except for Cost Overruns associated with a CWI Scope Change, (i) EFL Member shall have the sole obligation to fund (as an out-of-pocket expense of EFL Member and not as a Capital Contribution to the Company) such additional amounts for any and all Cost Overruns (a “EFL Cost Overrun Payment”), provided that EFL Member’s obligation to make such EFL Cost Overrun Payment shall be limited to the Cost Overrun Cap; or (ii) the Members shall fund, as a Member Loan to the Company (and not as an additional Capital Contribution by the Members), any and all Excess Cost Overruns in accordance with their respective Participation Percentage.  Any EFL Cost Overrun Payment made by EFL Member (excluding liability for EFL Member’s proportionate share of any Excess Cost Overruns, which will be funded by EFL Member as a Member Loan to the Company) under the Completion and Cost Overrun Guaranty shall be treated for all purposes hereunder as a Capital Contribution by EFL Member to the Company.  Any such deemed additional Capital Contribution by EFL Member to the Company for EFL Cost Overrun Payments will not adjust or impact the Members’ Participation Percentages.  In the event Managing Member determines that EFL Member and/or Cost Overrun Guarantor has failed or will fail to fund on a timely basis a EFL Cost Overrun Payment (up to the Cost Overrun Cap) or a Member Loan to fund its proportionate share of any Excess Cost Overruns, then CWI Member may (but shall have no obligation to) fund such unfunded Cost Overrun or unfunded Member Loan (to cover Excess Cost Overruns) with a Deficit Loan to EFL Member in accordance with Section 6.3(c) (“Cost Overrun Loan”), provided that, in addition to the rights of any such Deficit Loan lender as set forth herein, CWI Member shall have the right to offset HRI Lodging’s management fees under the Hotel Management Agreement and HCI under the Construction Management Agreement against any amounts due and payable under any such Cost Overrun Loan (including interest accrued thereon). In addition, if CWI Member fails to fund on a timely basis in accordance herewith a Member Loan to fund its proportionate share of any Cost Overrun, then EFL Member may (but shall have no obligation to) fund such unfunded Member Loan (to cover Cost Overruns) with a Cost Overrun Loan to CWI Member. All payments required under this Section 6.4(a) shall be due and owing by the applicable Member(s), from time to time, within fifteen (15) business days after receipt of the Cost Overrun Demand.  Concurrently with the execution of this Agreement, EFL Member shall cause Cost Overrun Guarantor to execute the Completion and Cost Overrun Guaranty.

(b)        In the event that CWI Member initiates and intends to implement any increase in the scope of the Hotel renovation (including, without limitation, an increase in scope of the restaurant or bar that increases the allowances in the Construction Agreement established for the restaurant and bar renovation) as contemplated in the Construction Agreement as of the Effective Date (a “CWI Scope Change”), then any such Cost Overruns in connection with such CWI Scope Change shall be paid (i) first, from unallocated or unused funds budgeted for in the PIP Budget, if any; (ii) second, from Net Distributable Cash to the extent available; and (iii) thereafter, to the extent additional amounts are required after applying the funds set forth in clauses (i) through (ii), by CWI Member as an additional Capital Contribution to the Company.  Notwithstanding the foregoing, if CWI Member, acting in its role as Managing Member of the Company, initiates any increase in scope which is (A) required of the Company to avoid a breach or default under the Hilton Franchise Agreement and/or the Loan Documents, (B) required on an emergency basis to avoid or mitigate damage to the Property or injury to persons or property, (C) required of the Company for any reason not within the Company’s ability to control or (D) as otherwise required to comply with Applicable Law, such increase in scope shall not be deemed a “CWI Scope Change” for purposes of this Agreement.  For avoidance of doubt, in the event that EFL Member requests any increase in the scope of the Hotel renovation, such proposed change shall be a Member Decision and if approved, any and all Cost Overruns in connection therewith shall be funded in accordance with the procedures set forth in clause (ii) of Section 6.4(a) above.

6.5       Interest on Contributions.  No interest shall be paid by the Company on any Capital Contribution made by any Member to the Company.

6.6       Return of Contributions.  Except as otherwise provided in this Agreement, no Member shall have the right to withdraw or reduce such Member’s Capital Contribution or to receive any distributions, except as a result of dissolution.  No Member shall have the right to demand or receive property other than cash in return for such Member’s Capital Contributions.

7.         CAPITAL ACCOUNTS; ALLOCATION OF PROFITS AND LOSSES.

7.1       Capital Accounts.

(a)        The Company shall maintain a separate capital account (“Capital Account”) for each Member.

(b)        The Capital Account of each Member shall be maintained in accordance with Sections 1.704-1(b) and 1.704-2 of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations and the special allocations set forth in Sections (a) through (i) of Exhibit “C” attached hereto shall apply (the “Special Allocations”).

(c)        Each Member’s Capital Account shall be adjusted in accordance with the following provisions:

(i)      To each Member’s Capital Account there shall be credited (A) the amount of any cash Capital Contributions made, and the Book Value of any property contributed (net of liabilities secured by such property), by such Member to the Company, and (B) such Member’s allocable share of Profits and other items of income and gain allocated to such Member; and

(ii)      To each Member’s Capital Account there shall be debited (A) the amount of cash and the Book Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of any liabilities secured by such property), and (B) such Member’s allocable share of Losses allocated to such Member.

(d)        In the event of a Transfer of a Member’s Membership Interest, or any portion thereof, in accordance with the terms of this Agreement, whether or not the purchaser, assignee or successor-in-interest is then a Member, the Person so acquiring such Member’s Membership Interest, or any portion thereof, shall acquire the Capital Account, or any portion thereof, of the Member formerly owning such Membership Interest, adjusted for distributions of Net Distributable Cash and/or Capital Transaction Proceeds made pursuant to Section 8 and allocations of Profits and Losses made pursuant to Section 7.2.

7.2       Allocation of Profits and Losses.  After giving effect to the Special Allocations set forth in Exhibit “C” attached hereto, Managing Member shall cause the Company to allocate Profits and Losses in respect of each Fiscal Year of the Company (and, in each case, each item of income, gain, loss, deduction and tax preference, required to be taken into account by the Members separately under Section 702(a) of the Code, which are included in the computation of such Profits and Losses for such year) to the Members in a manner such that the Capital Account of each Member is, as nearly as possible, equal (proportionately) to the excess of:

(a)        the distributions that would be made to that Member pursuant to Section 11.2(a)(iii) if:

(i)      the Company were dissolved, its affairs wound up and its assets sold for an amount of cash equal to their Book Values;

(ii)      all liabilities of the Company were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability); and

(iii)     the assets of the Company were distributed to the Members in accordance with Section 11.2(a)(iii) immediately after making such allocation; over

(b)        the sum of (i) the Member’s respective share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain; and (ii) the amount, if any, that such Member is obligated (or deemed obligated) to contribute, in its capacity as a Member, to the Company, computed immediately prior to the hypothetical sale of assets described in Section 7.2(a).

7.3       Other Allocation Rules.

(a)        For purposes of determining Profits, Losses or any other items allocable to any period, Profits, Losses and other items shall be determined on a daily, monthly or other basis, as determined by Managing Member, using any permissible method under Section 706 of the Code and the Regulations thereunder.

(b)        Credits, or income resulting from the recapture of credits, shall be allocated among the Members in accordance with the Code, Regulations and Applicable Law.

(c)        Whenever items of income or loss of the Company allocable hereunder consist of items of different character for tax purposes (i.e., ordinary income, long-term capital gain, depreciation recapture, interest expense, etc.) the items of income or loss of the Company allocable to each Member shall include, to the extent possible, its pro rata share of each such item; provided, however, in making allocations of depreciation recapture under Section 1245 or Section 1250 of the Code, or unrecaptured Section 1250 gain under Section 1(h) of the Code, principles consistent with those of Regulations Section 1.1245-1(e) shall be followed such that amounts treated as ordinary income shall be allocated first to the Member that was allocated the related ordinary deduction.

(d)        The Members are aware of the income tax consequences of the allocations made by this Section 7 and Exhibit “C” attached hereto and hereby agree to be bound by the provisions of this Section 7 and Exhibit “C” attached hereto in reporting their shares of Company income and loss for income tax purposes.

(e)        If the Book Value of any Company asset is adjusted as provided in the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for Federal income tax purposes and pursuant to Regulations Section 1.704-1(b), take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

7.4       Tax Allocations.

(a)        Except as provided in Section 7.4(b), items of Company income, gain, loss, deduction and credit shall be allocated, for Federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gain, losses, deductions and credits among the Members under Section 7.2.

(b)        In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Book Value in accordance with such method as selected by the Members.

8.         DISTRIBUTIONS.

8.1       Distribution of Distributable Cash (Other than From Capital Transactions).

(a)        The Company shall distribute all available Net Distributable Cash in accordance with this Section 8.1.  Unless otherwise authorized by the Members, all Distributable Cash from Subsidiary Operations shall be distributed from the TRS SUB directly to the Company and shall be deemed part of the Net Distributable Cash.  The Company shall cause, on a regular, reoccurring basis (but in no event less often than quarterly), the TRS SUB to distribute all of its Distributable Cash from TRS SUB Operations to the Company so it in turn can be distributed by the Company to the Members in accordance with this Agreement.

(b)        Subject to Section 6.3(c) and Section 8.3, Net Distributable Cash of the Company shall be distributed from time to time, but no less frequently than quarterly, within the quarter, to the Members as follows:

(i)      First, to CWI Member, until CWI Member has received cumulative distributions pursuant to this Section 8.1(b)(i) as to have earned cumulative annual distributions of Fifty-Five Thousand Dollars ($55,000) per annum; provided that such distributions shall not reduce the balance of CWI Member’s Unreturned Capital Contribution Account;

(ii)      Second, to CWI Member, until CWI Member has received cumulative distributions pursuant to this Section 8.1(b)(ii) as to have earned a cumulative annual return of eight and five-tenths percent (8.5%), compounded annually, on the balance of CWI Member’s Unreturned Capital Contribution Account, taking into account prior distributions pursuant to this Section 8.1(b)(ii);

(iii)     Third, to EFL Member, until EFL Member has received non-cumulative (non-compounded) distributions pursuant to this Section 8.1(b)(iii) as to have earned a non-cumulative (non-compounded) annual return of eight and five-tenths percent (8.5%) on the balance of EFL Member’s Unreturned Capital Contribution Account, taking into account prior distributions pursuant to this Section 8.1(b)(iii); and

(iv)     Thereafter, to the Members, pro rata, in proportion to their respective Participation Percentages.

(c)        The Members intend that the 2012 Budget and any subsequent Approved Annual Budget shall include, as an expense item, such reasonable and customary Company reserves to be mutually agreed upon by the Members from time to time, and the Members agree that distributions to the Members according to this Agreement will not be made if such distributions have the effect of impairing such Company reserves.  The amount of the reserves for each Fiscal Year shall be suggested by Managing Member at the time that it presents any draft budget each year to the Members, but the approval of such reserves shall be a Member Decision (as defined below in Section 9.4(a)).

(d)        Notwithstanding any other provision to the contrary, upon the approval of the Members, the Company may withhold from any amount otherwise distributable to the Members any taxes payable by the Company with respect to amounts allocable or distributable to any Member.  Any amounts so withheld shall be paid by the Company to the appropriate taxing authority and shall be treated as amounts distributed to the Member.

8.2         Distributions of Cash from Capital Transactions.  Subject to Section 6.3(c) and Section 8.3, Capital Transaction Proceeds shall be distributed following a Capital Transaction, as follows:

(a)        First, to fund shortfalls of distributions of Distributable Cash to the Members pursuant to Sections 8.1(b)(i), 8.1(b)(ii) and 8.1(b)(iii), provided such distributions shall be made first with respect to any shortfall under Section 8.1(b)(i), then to any shortfall under Section 8.1(b)(ii) and finally with respect to any shortfall under Section 8.1(b)(iii);

(b)        Second, one hundred percent (100%) to CWI Member until such time as its Unreturned Capital Contribution Account has been reduced to zero;

(c)        Third, one hundred percent (100%) to EFL Member until such time as its Unreturned Capital Contribution Account has been reduced to zero;

(d)        Fourth, pro rata to CWI Member and EFL Member until CWI Member and EFL Member have each received cumulative distributions (i.e., under Section 8.1 and this Section 8.2, but expressly excluding distributions made pursuant to Section 8.1(b)(i)) so as to cause CWI Member and EFL Member to have earned an eighteen percent (18%) IRR with respect to the aggregate amount of CWI Member’s Capital Contribution and EFL Member’s Capital Contribution, respectively;

(e)        Fifth, eighty percent (80%) to the Members pro rata in proportion to their respective Participation Percentages and twenty percent (20%) to EFL Member until CWI Member has received cumulative distributions (i.e., under Section 8.1 and this Section 8.2, but expressly excluding distributions made pursuant to Section 8.1(b)(i)) so as to cause CWI Member to have earned a twenty-two percent (22%) IRR with respect to the aggregate amount of CWI Member’s Capital Contribution; and

(f)         Thereafter, seventy percent (70%) to the Members pro rata in proportion to their respective Participation Percentages and thirty percent (30%) to EFL Member.

8.3       Offset.  In the event that EFL Member owes CWI Member any amount in connection with a Claim under Section 9.13 (unless such Claim shall be the subject of a bona fide dispute and, if disputed, upon the final determination of the arbitrator in accordance with Section 9.10), such amount shall bear interest at a variable rate determined on the 1st day of each month equal to ten percent (10%) plus the Bank of America, N.A. prime rate in effect on the 1st day of each month (or such lesser amount as may then represent the maximum legal interest rate for the Deficit Loan), compounded monthly.  In each such instance at the time a distribution would be made to EFL Member under Section 8.1 or Section 8.2, Managing Member may reduce the amount of such distribution to EFL Member by the amount of such obligation which offset shall be deemed to be a distribution to EFL Member followed by a payment to CWI Member by EFL Member.  All such offsets shall be credited first to any interest then due on the amounts owing, with the balance of such distributions to be credited against the outstanding principal amount.

8.4       To Whom Distributions Are Made.  Unless named in this Agreement or unless admitted as a Member as provided in this Agreement, no Person shall be considered a Member in the Company.  Any distribution by the Company to the Person shown on the Company records as a Member, or to such Member’s legal representatives, or to a named assignee of the right to receive distributions, shall acquit the Company and the Members of all liability to any other Person who may be interested in such distribution by reason of an assignment by a Member or for any other reason.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

9.         MANAGEMENT.

9.1       Managing Member.

(a)        Managing Member shall, subject to the limitations set forth in Section 9.3 and 9.4, establish the 2012 Budget or any subsequent Approved Annual Budget, operate the business affairs of the Company, be empowered to set policy for and to make all decisions in respect of the Company and to make all decisions regarding those matters, and to perform any and all other acts or activities incident thereto.  Managing Member will devote such time, effort and skill to the Business of the Company as Managing Member reasonably deems necessary.  CWI Member shall serve as Managing Member until, subject to any consents required under the Loan Documents (which consents shall be obtained prior to and as a pre-condition of such removal), its removal which shall only be permitted upon the earlier of (i) the resignation or voluntary disassociation of Managing Member from the Company; (ii) the judgment or final adjudication (in a procedure described in this Section 9.1) of Managing Member as having committed fraud, willful misconduct, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Managing Member under this Agreement; or (iii) the filing by Managing Member of a voluntary petition in Bankruptcy or the failure by Managing Member to cause an involuntary filing of Bankruptcy against Managing Member to be dismissed within one hundred twenty (120) days after the filing thereof; (iv) the closing of any purchase of one hundred percent (100%) of CWI Member’s Membership Interest by EFL Member pursuant to and in accordance with Section 10.4; or (v) following the delivery of a Response Notice by CWI Member pursuant to and in accordance with Section 10.4 whereupon CWI Member elects to purchase one hundred percent (100%) of EFL Member’s Membership Interest, CWI Member fails to complete the purchase on or before the Closing Date (other than as a result of EFL Member’s default) (a “CWI Member Purchase Default”).

Managing Member’s service may not be terminated in any other way.  Notwithstanding anything to the contrary set forth in this Agreement, except in the event of fraud, gross negligence, willful misconduct, theft or misappropriation of funds by Managing Member, Managing Member’s removal pursuant to the terms and conditions of this Section 9.1 shall be the Members’ sole and exclusive remedy and all other rights and remedies are hereby and irrevocably waived by the Members.  Upon the removal of CWI Member as Managing Member pursuant to any of clauses (i), (ii), (iii), (iv) or (v) of this Section 9.1, EFL Member may either become Managing Member or may inform CWI Member of its designated candidate for Managing Member and provide CWI Member with a written summary of such Person’s experience and qualifications (which designated candidate shall then become Managing Member); provided, however, in the event that Managing Member is removed as the result of EFL Member’s purchase of CWI Member’s Membership Interest pursuant to Section 10.4 below or for a CWI Member Purchase Default, CWI Member shall have no right to receive notice or a written summary of such candidate’s experience and qualifications.

(b)        If EFL Member believes that Managing Member has committed fraud, gross negligence, willful misconduct, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Managing Member under this Agreement, EFL Member may deliver written notice to Managing Member setting forth in reasonable detail the basis for that determination and, if CWI Member does not resign as Managing Member, submit the same to arbitration pursuant to Section 9.10.  Upon a final decision or judgment of the arbitrator(s) that Managing Member committed fraud, willful misconduct, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Managing Member under this Agreement, such Managing Member shall be removed as Managing Member.  During the period from the delivery of written notice to Managing Member that Managing Member has committed fraud, gross negligence, willful misconduct, theft or misappropriation of funds, until the final determination of the arbitrator, the authority of Managing Member shall be suspended, and the unanimous approval of the Members shall be required for any payments or other actions to be taken by Managing Member hereunder.

9.2       Duties and Responsibilities of Managing Member.

(a)        Except as set forth in Sections 9.3 and 9.4, or as otherwise expressly delegated by Managing Member to the Operator pursuant to the terms of the Hotel Management Agreement or as otherwise provided in this Agreement and subject at all times to the limitations of the 2012 Budget or any subsequent Approved Annual Budget, Managing Member shall be responsible for, and is hereby authorized to perform the following acts to the extent necessary to carry out the business affairs of the Company under this Agreement:

(i)         Protect and preserve the titles and interests of the Company with respect to any assets owned directly or indirectly by the Company including, without limitation, the Property;

(ii)        Pay all property taxes and assessments, ground rents, rents and other impositions applicable to the Property and/or such other assets owned by the Company;

(iii)     Execute and/or modify on behalf of the Company, such Approved Contracts and other documents relating to the ownership of the Property;

(iv)     Each Fiscal Year, commencing with the Fiscal Year beginning on January 1, 2013, prepare drafts of an annual business plan and budget for the Company containing an operating and capital expenditure budget, a detailed marketing plan and other items projected for the operation of the Company.  Each draft budget shall be delivered to EFL Member (or the Members, in the event that CWI Member is removed as Managing Member) not later than sixty (60) calendar days before the beginning of the Fiscal Year in question.  EFL Member shall have no right to approve the annual business plan and budget, during any Fiscal Year in which HRI Lodging (or any other Affiliate of EFL Member) is acting as the Operator.  During any Fiscal Year that HRI Lodging (or any other Affiliate of EFL Member) is not acting as the Operator, EFL Member shall have the right to and shall approve or disapprove such draft budget within thirty (30) days after receipt thereof (which approval shall not be unreasonably withheld by EFL Member).  Promptly after any disapproval by EFL Member, Managing Member shall, as soon as possible, submit a revised draft budget to EFL Member addressing the portions thereof disapproved by EFL Member (and the parties shall repeat the foregoing until a draft budget has been approved by EFL Member).  In those Fiscal Years in which EFL Member has the right to approve the draft budget, once a draft budget is approved by EFL Member (or the Members, in the event that CWI Member is removed as Managing Member), it shall be the “Approved Annual Budget” for the Company for the Fiscal Year in question; provided, however, in the event that Managing Member and EFL Member are unable to resolve any dispute with respect to any item to which EFL Member has the right to object and has objected, Managing Member shall conduct operations of the Company with respect to those categories that are in dispute based on the greater of (i) the amount set forth the Approved Annual Budget for the immediately prior Fiscal Year (plus a reasonable increase based on the CPI to allow for inflation, not to exceed three percent (3%)); and (ii) the amount set forth in the applicable draft budget.  Except as otherwise permitted or required under this Agreement, the Hilton Franchise Agreement, the Hotel Management Agreement or as required for Preservation Costs actually incurred by the Company, no modification of any item in or aspect of the Approved Annual Budget shall be made without the approval of Managing Member (or the Members, in the event that CWI Member is removed as Managing Member) (which approval may be granted or withheld in CWI Member’s sole and absolute discretion) provided that any and all modifications to the 2012 Budget or any subsequent Approved Annual Budget shall require the prior approval of Managing Member (or the Members, in the event that CWI Member is removed as Managing Member).  For avoidance of doubt, any dispute over the calculation of any amounts set forth in the 2012 Budget or any Approved Annual Budget shall be determined in accordance with the procedures set forth in Section 9.10; provided, however, in the event EFL Member has an approval right hereunder and in the event that Managing Member and EFL Member cannot mutually agree on a specific line item or group, neither Managing Member nor EFL Member shall have the right to subject such dispute to arbitration under Section 9.10 and the parties sole recourse shall be to revert back to the applicable Approved Annual Budget for the immediately prior Fiscal Year as set forth above.  Notwithstanding the foregoing, the Members have mutually agreed upon the initial operating budget (prepared on a monthly basis) for the Company, including estimated receipts and expenses and other items projected for the operation of the Company, as more specifically set forth on Exhibit “D” attached hereto (the “2012 Budget”).  The 2012 Budget shall apply from the Effective Date through December 31, 2012.  In addition, the Members have mutually agreed upon the annual forecasts of the Company, including an annual operating budget, and estimated receipts and expenses and other items projected for the Company for Fiscal Years 2013, 2014, 2015 and 2016 each as more specifically set forth on Exhibit “E” attached hereto (each, a “Forecast Budget”).  Notwithstanding anything to the contrary contained herein, Managing Member may exceed any line item in the 2012 Budget and/or subsequent Approval Annual Budget by up to five percent (5%) of the amount set forth in such line item and exceed the total 2012 Budget and/or subsequent Approval Annual Budget by up to but no more than ten percent (10%) in the aggregate, in each case without the prior approval of EFL Member (or any other Member).

(v)     Make payments approved under the 2012 Budget or any subsequent Approved Annual Budget.  Each bank or other institution with which any account of the Company is maintained shall specifically recognize the right of Managing Member to add or delete the signature rights of any of the Members;

(vi)     Supervise the performance of and under (A) the Hilton Franchise Agreement; (B) the Loan Documents (and any subsequent indebtedness); (C) the Hotel Management Agreement; (D) the Construction Management Agreement; and (E) any agreements or contracts approved as part of the 2012 Budget and each subsequent Approved Annual Budget (the “Approved Contracts”); provided, however, if CWI Member is removed as Managing Member pursuant to the provisions hereof, then a successor Managing Member shall take no action and shall have no rights to act on behalf of Owner under the Hotel Management Agreement or the Construction Management Agreement, if and as such rights are expressly reserved by CWI Member pursuant to Section 9.5;

(vii)    Obtain and maintain any and all requisite permits, licenses or entitlements necessary for the operation of the Company (including, without limitation, for the ownership of the Hotel);

(viii)   Prepare, or cause to be prepared, financial statements of the Company and/or, if requested by any Member, cause audited financial statements of the Company to be prepared (the cost of which shall be paid by the Company), including, without limitation, financial statements in compliance with the requirements, procedures and terms applicable to the Company pursuant to and in accordance with Section 12.3 (but applied to the Company); and

(ix)    Maintain, or cause to be maintained, insurance for the Company in accordance with Section 12.6.  Managing Member shall obtain quotes for the insurance coverages appropriate for the activities being conducted at the Property from time to time, and prior to the expiration or renewal of any coverages then in effect, with the intention that the insurance obtained and maintained shall be the most favorable to the Company, as reasonably determined by Managing Member.

(b)        Necessary Time.  Managing Member will devote such time, effort and skill to the business of the Company (or to the business of the Company owning the Hotel) as Managing Member reasonably deems necessary.

(c)        Affiliate Transactions.  In performing its obligations under this Agreement, Managing Member from time to time may use the services of one or more Affiliates, provided that Managing Member shall fully disclose such affiliation to or interest in such transaction to the Company and neither Managing Member nor any such Affiliates shall be entitled to any additional fee, charge or other amount payable.  In the event Managing Member has entered into any agreement with an Affiliate, Managing Member shall promptly notify the Members of any change in the direct or indirect ownership of such Affiliate; provided further, that in the event that such transfer results in the applicable Person no longer qualifying as an Affiliate, the respective agreement with the Affiliate will immediately terminate (without penalty) as of the date of such transfer.

9.3       Actions by Managing Member.

(a)        In addition to the duties and responsibilities of Managing Member described in Section 9.2, Managing Member may take the following actions without the prior consent of EFL Member:

(i)      Subject to the ROFO described in Section 10.5, and from and after the Lock-Out Period, sell or otherwise dispose of the Property, provided that as a part of any such sale or disposal Managing Member obtains the absolute release of the EFL Parties from obligations or liabilities first arising from and after closing of such sale under any Guarantees to which any EFL Party is a party or to which any EFL Party may be bound;

(ii)      Approve or consent to any binding agreements or contracts (whether written or oral) regarding the Property, including, without limitation, any acquisitions, development plans, budgets or capital improvements;

(iii)     In accordance with the 2012 Budget and any subsequent Approved Annual Budget or as required pursuant to the Hotel Management Agreement or the Hilton Franchise Agreement, retain or employ, and coordinate the services of, any employees, supervisors, architects, engineers, general contractor, property manager, attorneys and other persons (but expressly excluding accountants) to carry out the business of the Company;

(iv)     In accordance with the 2012 Budget or any subsequent Approved Annual Budget or as otherwise required pursuant to the terms and conditions of the Hotel Management Agreement, enter into any contract in the name of or for the benefit of the Company;

(v)     Acquire any real or personal property for the Company, to the extent expressly authorized pursuant to the 2012 Budget or any subsequent Approved Annual Budget or as otherwise required pursuant to the terms and conditions of the Hotel Management Agreement and/or Hilton Franchise Agreement, and sell or dispose of personal property in the ordinary course;

(vi)     Incur any indebtedness of the Company or become liable as an endorser, guarantor, surety or otherwise for any debt obligation or undertaking of any other Person, so long as such indebtedness is: (A) unsecured indebtedness of any kind other than trade debt incurred under the following clause (B); (B) trade debt incurred in the ordinary course of business not to exceed the amounts set forth in the 2012 Budget or any subsequent Approved Annual Budget or, if not included therein, Ten Thousand Dollars ($10,000) with respect to any individual expense or related group of expenses or Fifty Thousand Dollars ($50,000) in the aggregate of all such expenses in any Fiscal Year; and (C) endorsements for deposit or collection of checks, drafts and similar instruments received by the Company in the ordinary course of business;

(vii)    Sell, transfer or otherwise dispose of any of the assets of the Company at any time, (A) so long as expressly authorized pursuant to the 2012 Budget or any subsequent Approved Annual Budget; or (B) so long as the sale or disposal of personal property is in the ordinary course (i.e., at the end of such asset’s useful life);

(viii)   Retain legal counsel for the Company or the Hotel in connection with any matter involving an uninsured claim;

(ix)     Initiate any litigation of One Hundred Thousand Dollars ($100,000) or less on behalf of the Company or undertake any course of defense in connection with any litigation brought against the Company, or settle any litigation concerning the Company;

(x)     Settle any insurance claim on behalf of the Company;

(xi)     Engage the services of any Person, so long as such engagement has a term no longer than thirty (30) days, or a right to terminate (without penalty) upon not more than thirty (30) days notice;

(xii)    Approve or effectuate any program of insurance for the Company and/or the Property; and

(xiii)   Make investments in the name of the Company or with any Company fund in the ordinary course of business as permitted hereunder.

9.4       Approval by Members; Limitations of the Company.

(a)        Notwithstanding anything to the contrary set forth herein, neither Managing Member, nor any of the Members may take any of the following actions (the “Member Decisions”) without the prior unanimous approval of each of the Members:

(i)      Acquire any real or personal property for the Company, except as expressly authorized to acquire pursuant to the 2012 Budget or any subsequent Approved Annual Budget;

(ii)      Incur any indebtedness of the Company or become liable as an endorser, guarantor, surety or otherwise for any debt obligation or undertaking of any other Person;

(iii)     Issue guaranties on behalf of the Company in connection with any indebtedness;

(iv)     Cause the formation of any corporation or other subsidiary entity owned or controlled directly or indirectly by the Company;

(v)     Make investments in the name of the Company or with any Company funds;

(vi)     Commence or take any action in the name of, for or on behalf of the Company relating in any way to a Bankruptcy;

(vii)    Dissolve or liquidate the Company except as expressly required or permitted pursuant to Section 11;

(viii)   Admit an additional Member to the Company except as otherwise permitted pursuant to Section 10;

(ix)     Amend the Certificate or this Agreement;

(x)     Undertake any intentional act or omit to take any action which creates or is likely to create recourse liability under any outstanding Non-Recourse Carve Out Guaranty;

(xi)    Except as otherwise required by Hilton under the Hilton Franchise Agreement or by Lender under the Loan Documents, and subject to any further consent required from Hilton under the Hilton Franchise Agreement and/or Lender under the Loan Documents, and subject to the provisions of sections 6.3(a) and 6.3(b) hereof, approve or implement any increase in the PIP Budget; or

(xii)    To the extent permitted under this Agreement or otherwise required under the Hotel Management Agreement or as required for Preservation Costs actually incurred by the Company, amend, modify or otherwise change the 2012 Budget, any Approved Annual Budget or, except as expressly permitted under this Agreement, incur any expense not set forth in the 2012 Budget or any Approved Annual Budget, as applicable.

(b)        Except as otherwise provided herein, any approval, consent, agreement, or exercise of judgment or other determination to be made by the Members, or the exercise of any option, may be made, given, withheld or conditioned in the sole discretion of the Members.  If the Members are unable, after due consideration, to reach an agreement on any Member Decision described in this Section 9.4, such failure shall constitute an “Impasse” hereunder.

(c)        This Section 9.4(c) is being adopted to comply with certain provisions necessary to qualify the Company as a “special purpose” entity and the Members acknowledge and agree that Lender shall be a third-party beneficiary of this Section 9.4(c) and in connection therewith, until the earlier of (x) repayment in full of the Debt or (y) defeasance of the Loan in accordance with the provisions of the Note, the Members covenant and agree that the Company has not and shall not:

(i)      engage in any business or activity other than the acquisition, ownership, renovation, financing and maintenance of the Property, and activities incidental thereto;

(ii)      acquire or own any assets other than (A) the Property, (B) such incidental personal property as may be necessary for the leasing of the Property and (C) an ownership interest in TRS;

(iii)     merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)     fail to observe all material organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Laws of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)     other that with respect to TRS, own any subsidiary, or make any investment in, any Person;

(vi)     commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts;

(vii)    incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to personal property on commercially reasonable terms and conditions; provided, however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time two percent (2%) of the outstanding principal amount of the Note;

(viii)   fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that the Company’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of the Company from such Affiliate and that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) the Company’s assets, liabilities and net worth shall also be listed on the Company’s own separate balance sheet;

(ix)     enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of the Company, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)     maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)     except as contemplated by the Loan Documents, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)    make any loans or advances to any Person;

(xiii)   fail to (A) file its own tax returns separate from those of any other Person, except to the extent that the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under Applicable Law, and (B) pay any taxes required to be paid under Applicable Law;

(xiv)   fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that no Person shall be required to make any direct or indirect additional capital contributions thereto;

(xvi)   without the unanimous written consent of all of its partners or members, as applicable, and the written consent of the sole member of CWI Member, take any Material Action (as defined in the Loan Agreement) or action that might cause such entity to become insolvent;

(xvii)  fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(xviii) fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds; provided, however, that no Person shall be required to make any direct or indirect additional capital contributions thereto;

(xix)   acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;

(xx)    violate or cause to be violated the assumptions made with respect to the Company and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan; or

(xxi)           fail to maintain a sufficient number of employees in light of its contemplated business operations.

9.5                            Hotel and Construction Management.  The Members hereby acknowledge and agree that, notwithstanding the Member Decisions set forth in Section 9.4, so long as (i) the manager of the Hotel (the “Operator”) is HRI Lodging or any other Affiliate of EFL Member; or (ii) the developer under the Construction Management Agreement is HCI or any other Affiliate of EFL Member, CWI Member shall have the unilateral right to exercise the rights and/or the taking of any action or the omission to take any action, and/or the negotiation of any amendments, on behalf of the Company and its Subsidiaries as “Owner” pursuant to and in accordance with the Hotel Management Agreement and the Construction Management Agreement, respectively (subject to all limitations and obligations on the part of “Owner”) and to enforce and/or terminate the Hotel Management Agreement and/or the Construction Management Agreement pursuant to the respective terms thereof (including, without limitation, the unilateral right to extend the term of the Hotel Management Agreement in accordance with Section 2.2 or terminate the Hotel Management Agreement for Operator’s failure to meet the requirement of the Performance Test (as defined in the Hotel Management Agreement)).  Upon any termination of HRI Lodging as Operator, CWI Member shall no longer have the right to make unilateral decisions on behalf of the Company or the TRS SUB as “Owner” under the Hotel Management Agreement and CWI Member shall promptly select a bona fide third party as a replacement Operator (which selection shall be made by CWI Member in its sole but reasonable discretion).  For avoidance of doubt, except as set forth in this Section 9.5, CWI Member may not take, or permit any Person to take, any action or prevent any action from being taken on behalf of the Company or the TRS SUB as “Owner” under the Hotel Management Agreement that would otherwise require the prior unanimous approval of the Members as a Member Decision under Section 9.4.

9.6                            Remuneration of Members and their Affiliates.  Except as expressly permitted under this Agreement, including, without limitation, (a) such reasonable and customary out-of-pocket costs as may be incurred by an Affiliate of either Member, as applicable, in connection with performing accounting functions or otherwise maintaining the books and records of the Company pursuant to Section 12; and (b) the fees and any and all other amounts payable to (i) Operator pursuant to the Hotel Management Agreement, and/or (ii) HCI under the Construction Management Agreement, no Member (or their Affiliate) shall be entitled to any fees, commissions, payments or other remuneration for any services rendered to or for the Company or be reimbursed for any overhead expenses (including, without limitation, rent, utilities, property taxes, insurance premiums, general administrative expenses, salaries or other compensation to employees, etc.) of any Affiliate of such Member; provided, however, that Managing Member, a Member, or an Affiliate of a Member may be reimbursed for third-party out-of-pocket costs and expenses, at cost, without mark-up or profit, reasonably incurred in connection with performing its duties under this Agreement (which third-party cost shall include, but shall not be limited to, reasonable travel expenses to be governed by a travel policy to be agreed upon between the Members). Notwithstanding anything to the contrary contained herein, to the extent any liability of EFL Member to CWI Member arises under the Contribution Agreement resulting from a breach by EFL Member of any of the covenants, representations and warranties contained therein (subject to the survival of such representations and warranties as limited under Section 3.4 of the Contribution Agreement), or arising under any of the indemnification provisions contained in the Contribution Agreement or any of the other documents or agreements delivered pursuant thereto, and such liability is not paid or reimbursed by EFL Member to CWI Member in accordance therewith, then any and all fees payable to EFL Member and/or its Affiliates pursuant to the Hotel Management Agreement and/or the Construction Management Agreement shall be paid first and instead to CWI Member until such time as any and all claims and liabilities of EFL Member to CWI Member pursuant to the Contribution Agreement are paid in full and none of EFL Member nor any of its Affiliates shall have any claim against the Company or CWI Member for the failure to pay any such fees earned to EFL Member or such Affiliate which is owed the same.

9.7                            Member Approval.  No annual or regular meetings of the Members are required to be held.  In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act.  Unless otherwise provided in this Agreement, approval of the Members shall mean the unanimous written approval of the Members.

9.8                            Liquor License.  The determination to obtain those licenses, consents or other approvals required by the State of Louisiana Office of Alcohol and Tobacco Control (the “ATC”) or required by the City of New Orleans or otherwise that may be necessary for the Company to obtain a liquor license at the Hotel (the “Liquor Licenses”) shall be a Member Decision; provided, however, CWI Member may elect at any time to cause the Company or a Subsidiary to apply for the Liquor Licenses by taking any and all actions and filing all necessary applications and/or disclosure forms or other information required by the ATC or the City of New Orleans in connection with obtaining one or both of the Liquor Licenses; provided, further, if (a) the application and/or disclosure process is impossible or creates an unreasonable and/or impractical burden on the Members or their respective constituent members, partners, shareholders or other direct and indirect owners thereof (including, without limitation, requiring disclosures or applications from any Person having a direct interest in the REIT and/or any executives or board members of CWI); or (b) the Company is unable to obtain or subsequently loses any Liquor Licenses, which in any case arises because of a Member’s or its Affiliate’s inability to obtain qualification or the necessary licenses, consents or other approvals required by the ATC, then in either event, the Members may elect to (i) abstain from acquiring the Liquor License; or (ii) form a wholly owned subsidiary or other affiliated ownership structure controlled by one or more of the Members or their respective Affiliates (“LiquorCo”) that will apply for and hold the Liquor License(s) in lieu of the Company.  In the event that the Members approve the formation of LiquorCo pursuant to clause (c) of the prior sentence, the Company will enter into an agreement with LiquorCo that will permit the sale of liquor at the Hotel, to the extent legally permissible and on terms and conditions reasonably acceptable to the Members.

9.9                            Guarantees; Refinancing.

(a)                               The Members acknowledge and agree that EFL Member or its Affiliate will execute and deliver the Non-Recourse Carve Out Guaranty contained in the Loan Agreement and the Completion and Cost Overrun Guaranty.

(b)                              Subject to this Section 9.9(b), EFL Member hereby covenants and agrees to indemnify, defend and hold harmless the Company and its Affiliates and CWI Member and CWI Member’s Affiliates and their respective officers, directors, principals, members and agents, from and against any Claims or Losses resulting from the Non-Recourse Carve Out Guaranty in favor of Lender and the Completion and Cost Overrun Guaranty; provided, however, in the event that any EFL Party incurs any recourse liability under the Guarantees which is incurred as the direct result of CWI Member’s unilateral act in breach of this Agreement (a “Guaranty Triggering Event”), EFL Member shall not be liable under this Section 9.9(b) and CWI Member agrees to indemnify, defend and hold harmless the Company and its Affiliates and EFL Member and its Affiliates from and against any Claims or Losses resulting from such Guaranty Triggering Event.

(c)                               The Members acknowledge and agree that the Company may be required, as a condition to obtaining any future refinancing or other indebtedness, to provide a guaranty of non-recourse obligations and/or other issues generally guaranteed in connection with obtaining such financing, refinancing or other indebtedness; provided, however, in no event shall either Member or their respective Affiliates be required to execute any recourse guarantees in connection therewith.  Notwithstanding the foregoing, in the event that the Company is required to provide a non-recourse carve-out guarantee as contemplated in this Section 9.9(b), such guarantee shall be provided by EFL Member or its Affiliate as approved by such lender at the time, on the same basis generally as EFL Member (or its Affiliate) executed the Non-Recourse Carve Out Guaranty contained in the Loan Agreement; provided, however, that if a lender requires a guaranty to be joint and several, each of EFL Member’s and CWI Member’s proportionate liability under such guarantee (“Proportionate Share of Liability”) shall be in the same proportion as such Member’s Participation Percentage (“Guarantee Obligation”), subject to this Section 9.9(b).

(d)                              If either EFL Member or CWI Member pays a Guarantee Obligation in excess of its respective Proportionate Share of Liability (the “Overpaying Guarantor”) because either (i) EFL Member or CWI Member funds a Guarantee Obligation pursuant to the applicable guarantee when such Member’s actual obligation pursuant to this Section 9.9 is less than the amount paid, or (ii) one (1) Member fails to fund its Proportionate Share of Liability under a Guarantee Obligation, such Overpaying Guarantor shall be entitled to reimbursement from the other guarantor in the amount of thereof.

(e)                               Notwithstanding the foregoing, to the extent that payment of a Guaranty Obligation is due to the fault of one Member or its Affiliate (with the payment or lack of payment under one of the Guarantees itself not constituting a “fault” as such term is used in this Section 9.9 (e)), the guarantor on behalf of the Member or such Member’s Affiliate at fault shall be responsible to pay the percentage of such Guarantee Obligation equal to the percentage of fault of the party at fault.

9.10                    Dispute Resolution.

(a)                               In the event that the Members are unable to mutually agree on any dispute which expressly provides for resolution under this Section 9.10, such dispute shall be settled as follows:

(i)                         The Members shall work together in good faith and a spirit of mutual cooperation to attempt to resolve the applicable arbitrable dispute for a period of ten (10) business days after notice from one Member to the other referencing this Section 9.10(a)(i) (the “Discussion Period”); and

(ii)                      If within the Discussion Period the Members fail to resolve the applicable arbitrable dispute, then either Member may promptly thereafter file an arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and upon the issuance of a judgment on the award rendered by the arbitrator(s) thereunder, such judgment may be entered in any court having jurisdiction thereof.  All arbitration proceedings and hearings shall occur in New Orleans, Louisiana.

For avoidance of doubt, any failure by either Member to approve a Member Decision shall not constitute a dispute for which arbitration under this Section 9.10 is available.

(b)                              Within ten (10) days after the commencement of arbitration, the parties shall attempt to mutually agree upon a single person to act as arbitrator.  If the parties cannot agree on a single arbitrator within such ten (10) day period, then, within twenty (20) days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within five (5) days of their appointment.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association.  Should this selection procedure fail for any reason, the arbitrators shall be appointed as provided in the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator(s) selected should be competently knowledgeable in the subject matter of the dispute.

(c)                               The arbitrator(s) shall award reasonable attorneys’ fees and expenses to the prevailing party, if a prevailing party, if any, can be reasonably identified.  The arbitrator(s) shall make its/their determination in accordance with the laws of the State of Louisiana (or Delaware, in the case of decisions involving this Agreement and/or corporate laws generally).  The arbitrator(s) shall make specific, written findings of fact and conclusions of law.

(d)                              A party may apply to the arbitrator(s) seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  A party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitration tribunal (or pending the arbitration tribunal’s determination of the merits of the controversy).

(e)                               Each party to this Agreement agrees that it may be joined as an additional party to an arbitration involving other parties to this Agreement.  If more than one arbitration is begun under this Agreement and any party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the arbitrator(s) selected in the first-filed of such proceedings shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before those arbitrator(s).

(f)                                  The filing of an arbitration proceeding by any Member shall not at any time (i) prohibit, limit or otherwise adversely affect the rights of either Member to deliver a Buy-Sell Notice and exercise its rights under Section 10.4 or (ii) prohibit or otherwise adversely affect the rights of any Member to initiate and close a Transfer, right of first offer, buy-sell or any other rights under Section 10.

9.11                    Execution of Documents.  Except as otherwise expressly set forth in this Agreement (including, but not limited to, Sections 5.8, 9.3 and 9.4), each check, contract, deed or act of sale or similar conveyance document, lease, promissory note, mortgage, escrow instruction, bond, release or any other documents of any nature whatsoever, in any way pertaining to the Company shall be signed by Managing Member or the person or persons designated from time to time by Managing Member, provided that, the Members agree and acknowledge that CWI Member shall have the sole authority to take all actions and issue any such documents and have signing authority on behalf of “owner,” in connection with any and all matters under the Hotel Management Agreement and/or the Construction Management Agreement.  Managing Member shall have the authority to sign all documents required to be signed under the Hotel Management Agreement; provided, however, except as set forth in Section 9.5, Managing Member must obtain the prior written consent of the Members with respect to any Member Decisions.

9.12                    TRS SUB Directors.

(a)                               The Members acknowledge that the initial directors of the TRS SUB are Michael Medzigian, Michael Coolidge, Gil Murillo and A. Thomas Leonhard, Jr. Notwithstanding any other provision of this Agreement, for so long as (a) CWI Member maintains an indirect ownership interest in the TRS SUB, CWI Member shall have the right to appoint three-fourths of the number of directors of the TRS SUB that the Company is entitled to appoint at every meeting of the stockholders of the TRS SUB, and on every action or approval by written consent of the stockholders of the TRS SUB, the CWI Member shall have the right to cause the Company to nominate one-half of the number of directors of the TRS SUB; and (b) EFL Member maintains an indirect ownership interest in the TRS SUB, EFL Member shall have the right to appoint one-fourth of the number of directors of the TRS SUB that the Company is entitled to appoint at every meeting of the stockholders of the TRS SUB, and on every action or approval by written consent of the stockholders of the TRS SUB, and the Company shall so nominate and vote (or cause to be voted) or provide consent (or cause consent to be provided) with respect to its shares of stock in the TRS SUB for the nominees designated in this Section 9.12.CWI Member and EFL Member shall have the right to cause the Company to vote to replace any of their respective representatives, in their sole and absolute discretion, at any time by delivering written notice to the Managing Member setting forth the identity of such replacement director, provided that each director of the TRS SUB shall hold office until a successor is elected and qualified or until such appointed director resigns or is removed.  The Members and the Company shall not enter into any agreement, arrangement or understanding inconsistent with the foregoing.

(b)                              The Company shall vote or cause to be voted all of its shares of stock in the TRS SUB or take any other action necessary for the removal of any member of the board of directors of the TRS SUB upon the request of the Member then entitled to nominate such member to the board of directors as set forth in Section 9.12(a) above, and for the election to the board of directors of an individual designated by such Member in accordance with the provisions hereof.  The Company shall vote all of its shares of stock in the TRS SUB in such manner or take any other action as shall be necessary or appropriate to ensure that any vacancy on the board of directors occurring for any reason shall be filled only in accordance with the provisions of this Section 9.12(b).

9.13                    Liability/Indemnification.

(a)                               Except as expressly provided otherwise in this Agreement, Managing Member, and its respective Affiliates, and their respective partners, members, shareholders, other principals, directors, officers, employees, agents and other representatives (collectively, the “Managing Parties”) shall not be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act performed by them within the scope of the authority conferred upon them by this Agreement, except for fraud, willful misconduct or gross negligence.  The Company shall, out of Company assets (but not the assets of any Members), indemnify and hold the Managing Parties harmless for any act performed by them within the scope of the authority conferred upon them, except for (i) fraud; (ii) willful misconduct; (iii) gross negligence; or (iv) acts or omissions which are beyond the scope of its authority hereunder (and which were taken without a good faith belief the same were within such scope of authority hereunder).  Except to the extent that any Member incurs loss or damage caused by the act or omissions under clauses (i) through (iv) above, the Company shall, out of Company assets (but not the assets of any Members), indemnify and hold the EFL Parties and the CW Parties harmless from and against any personal loss or damage incurred by them arising from any act performed by them for and on behalf of the Company or its Subsidiaries or arising out of any business of the Company or its Subsidiaries.

(b)                              EFL Member acknowledges, covenants and unconditionally, absolutely and irrevocably agrees to appear, indemnify, protect, defend and hold harmless, as well as reimburse, the Company, CWI Member and its Affiliates and their respective parents, Affiliates, shareholders, officers, directors, members, partners, trustees, agents, representatives and employees (collectively, the “Related Parties”) to the fullest extent provided by law, from and against, and for, any and all liability, claims, acts, actions, causes of actions, claims for relief, judgments, executions, counts, suits, proceedings, demands, lawsuits, claims of indemnity, expenses, pre-litigation procedures, accounts, reckonings, controversies, or any combination of the same, of any nature whatsoever, whether at law or equity, whether arising out of, from or under foreign, Federal, state, and/or local law, statute, ordinance, regulation, common law, or any other source of law, whether sounding in contract or tort, or pursuant to statutory remedy, brought by or otherwise commenced on behalf of any third party, including, without limitation, the Lender (collectively, “Claims”), and all actual, out-of-pocket and/or, subject to the terms of this Agreement, economic damages, liabilities, any amounts reasonably incurred to settle any Claims, and losses (including, without limitation, reasonable attorneys’ fees and costs, including litigation expenses incurred successfully defending allegations of intentional misconduct) (collectively, “Losses”) (but in all cases without duplication with respect to any and all payments made by or on behalf of EFL Member or its Affiliate for a breach or default under the Contribution Agreement) actually incurred by the Company, its Subsidiaries, CWI Member, or any Related Parties as a direct result of such Claims to the extent such Claims and Losses resulted from any breach or default by the EFL Member Affiliate of any terms and provisions of the Hotel Management Agreement or arising under or pursuant to the Non-Recourse Carve Out Guaranty (to the extent arising from these acts or omissions of EFL Member or its Affiliates)or the Completion and Cost Overrun Guaranty (collectively, the “Indemnity Obligations”); provided, however, that any and all obligations and liabilities for recurring costs and expenses (e.g., utilities, taxes, insurance premiums and other goods and services provided or delivered to the Property prior to the Effective Date) that are prorated under the Contribution Agreement shall not be deemed Indemnity Obligations and shall be treated as provided in the Contribution Agreement.

(c)                               An indemnitee (an “Indemnitee”) who desires to make a Claim against an indemnitor (an “Indemnitor”) under this Section 9.13 shall notify the Indemnitor of the claim, demand, action or right of action which is the basis of such Claim within twenty (20) calendar days of discovering such claim, and shall give the Indemnitor a reasonable opportunity to participate in the defense thereof.  Failure to give such notice shall not affect the Indemnitor’s obligations hereunder, except to the extent of any actual prejudice resulting therefrom.  Any cash distributions to which the Indemnitor would otherwise be entitled under this Agreement shall be reduced by any amounts the Indemnitor is required to pay pursuant to this Section 9.13, and instead shall be paid to the Indemnitee entitled to indemnity, up to the full amount of the indemnity obligation.

(d)                              Notwithstanding anything to the contrary set forth in this Agreement, if any event gives rise to an Indemnity Obligation, CWI Member shall have the right to exercise all rights and remedies available at law or in equity with respect thereto (including, without limitation, the right to recover actual, consequential or other damages, the right to offset and retain for its own right and benefit any and all amounts to be distributed, paid, reimbursed, and/or advanced to EFL Member under this Agreement and/or the bylaws under which the TRS SUB was formed); provided, however, notwithstanding anything to the contrary in this Agreement or elsewhere, in no event shall either Member be liable for any claim for opportunity costs resulting from the transactions set forth in this Agreement (in avoidance of doubt, any Claim for Losses by CWI Member shall include any actual value of the Property that is permanently lost (to the extent such Losses can be reasonably measured) as a result of any matters for which EFL Members would be liable or CWI Member would otherwise be indemnified for under this Agreement).

10.                            RESTRICTIONS ON TRANSFER; NEW MEMBERS.

10.1                    Limitations on Transfers.  Except as set forth in Sections 10.2, 10.3 and 10.4, no Member shall for any reason, whether voluntarily, involuntarily or by operation of law, Transfer all or any of such Member’s Membership Interest, without the prior unanimous written consent of the Members.  To the fullest extent permitted by law, any Transfer not expressly permitted in this Agreement shall be null and void and of no legal effect.  A transferee of a Membership Interest shall have the right to become a substitute Member only if (i) unanimous consent of the Members is given; (ii) such Person executes an instrument satisfactory to Managing Member accepting and adopting the terms and provisions of this Agreement; and (iii) such Person pays any reasonable expenses in connection with such Person’s admission as a substitute Member.  The admission of a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

10.2                    Permitted Transfers.  Notwithstanding anything to the contrary set forth in Section 10.1, the Members hereby consent to any Transfer to a Permitted Transferee.  For avoidance of doubt, with respect to CWI Member, any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer, by operation of law or otherwise, of all or any direct or indirect interest in CWI by the respective direct and/or indirect owner in CWI shall not be deemed a Transfer under this Agreement and shall be permitted without the consent of any Member.  In addition, the transactions contemplated in the disclosure by W.P. Carey & Co. LLC in its form 8-K filed with the Securities and Exchange Commission on or about February 21, 2012, with respect to a plan to reorganize such company in order to qualify as a real estate investment trust, shall be deemed a permitted Transfer under this Agreement.  Transfers made pursuant to this Section 10.2 will not be subject to the Right of First Offer as set forth in Section 10.3.

10.3                    Right of First Refusal on Transfer.

(a)                               Except for the case of a Transfer to a Permitted Transferee and, with respect to CWI Member, any Transfer by the direct or indirect owner in CWI, a Member (the “Selling Member”), upon receiving a bona fide offer, whether written or oral, by a third party to acquire all or any portion of such Selling Member’s Membership Interest which the Selling Member is willing to accept, or upon making a bona fide offer, whether written or oral, to a third party to sell, Transfer or assign all or any of the Selling Member’s Membership Interest (either of such types of offers is referred to herein as the “Offer”), shall give written notice thereof (the “Sale Notice”) to the Company and the other Member (the “Offered Member”).  The Sale Notice shall specify:

(i)                         The portion of and identity of the Membership Interest proposed to be Transferred (the “Offered Interest”);

(ii)                      The identity of the proposed transferee;

(iii)                   The consideration to be received for the Offered Interest (including the value of any non-monetary consideration and the method for determining such value); and

(iv)                  The terms and conditions upon which the Selling Member intends to make the Transfer.

The Sale Notice shall be accompanied by a true and complete copy of the Offer, if it is written, and shall constitute an offer by the Selling Member to Transfer the Offered Interest to the Offered Member as more fully set forth below.

(b)                              The Offered Member shall have the right to purchase all (and only all) of the Offered Interest at a price equal to the price (the “Offered Price”), and upon such other terms set forth in the Offer.  The Offered Member may exercise its right to purchase only by giving written notice thereof to the Selling Member (the “Acceptance Notice”), within thirty (30) days after the date on which the Offered Member received the Sale Notice.

(c)                               If the Offered Member does not accept the Offer by the end of the thirty (30) day period, then notwithstanding this Section 10.3, the Selling Member shall have the right, within six (6) months, to sell the Offered Interest to another transferee, on terms that are not materially less favorable than contained in the Offer.  In the event that the Offered Member elects to purchase the Offered Interest, the Offered Member shall complete such purchase and pay the Offered Price no later than ninety (90) days after Selling Member’s timely receipt of the Acceptance Notice.  No transfer of an Offered Interest can be made to a transferee which does not, in the reasonable judgments of the Offered Member, meet the Qualified Transferee Requirements.

10.4                    Buy/Sell.

(a)                               At any time after the Lock-Out Period and upon thirty (30) days following receipt of a written request for the approval of any Member Decision, if an Impasse is continuing, either Member (the “Offering Member”) may, in its sole and absolute discretion, deliver written notice (the “Buy-Sell Notice”) to the other Member (the “Responding Member”), proposing a Total Value which would be the basis for calculating the applicable price (“Applicable Price”) at which the Offering Member is willing to either (i) sell to the other Member all of the Offering Member’s Membership Interest; or (ii) purchase from the other Member all of the other Member’s Membership Interest.  The Buy-Sell Notice shall be accompanied by a letter or other statement signed by a bank or trust company confirming that the Offering Member has deposited with such bank or trust company the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Deposit”).  The Responding Member shall have a period of thirty (30) days after receipt of the Buy-Sell Notice in which to elect, by written notice to the Offering Member (the “Response Notice”), to either (A) purchase all of the Membership Interest of the Offering Member at the Applicable Price; or (B) sell all of the Responding Member’s Membership Interest to the Offering Member at the purchase price that would be payable by the Offering Member if the Responding Member elects to sell all of the Responding Member’s Membership Interest to the Offering Member (the “Responding Member’s Purchase Price”) based on the amount the Responding Member would receive if the assets of the Company were sold for an amount equal to the Total Value, all third party liabilities were repaid and the balance was paid and/or distributed pursuant to Section 8.2.  A Response Notice electing to purchase the Offering Member’s Membership Interest shall include a letter or other statement signed by a bank or trust company confirming that the Responding Member has deposited with such bank or trust company the amount of Two Hundred Fifty Thousand Dollars ($250,000); thereupon, the Deposit previously made by the Offering Member shall be returned to the Offering Member by the bank or trust company with which the Offering Member shall have deposited the Deposit.  The failure of the Responding Member to duly and timely give a Response Notice shall constitute its election to sell all of its Membership Interest to the Offering Member at the Applicable Price.  Unless otherwise approved in writing by the Members, such purchase and sale shall be consummated within ninety (90) days after the date Responding Member (1) delivers a Response Notice, or (2) if the Responding Member fails to give the Offering Member a Response Notice in accordance with this Section 10.4, is deemed to have elected to sell all of its Membership Interest to the Offering Member (the “Closing Date”), and in

either such event the Members shall negotiate and work together in a spirit of good faith and mutual cooperation to enter into the transfer documents, including a deed or act of sale, bill of sale and other such instruments of transfer as shall be reasonably requested by the purchasing Member.  Furthermore, if Managing Member is the purchasing Member, Managing Member shall use commercially reasonable efforts to obtain as part of the closing the absolute release of the EFL Parties from any post-closing obligations or liabilities under all Guarantees to which any EFL Party is a party or to which any EFL Party may be bound; provided, however, if Managing Member is unable, despite commercially reasonable efforts, to obtain the release of the EFL Parties from post-closing obligations and liabilities under the Guarantees to which any EFL Party is a party, then Managing Member shall indemnify, defend and hold EFL Parties harmless from and against any and all claims, liabilities and damages arising under or related to any post-closing obligations or liabilities under all Guarantees and Managing Member shall provide to EFL Parties a guaranty, in form and substance reasonably acceptable to EFL Member, executed by an Affiliate of CWI Member, reasonably acceptable to EFL Member and guarantying the indemnity obligations of Managing Member continued in this Section 10.6(a).  In addition, concurrent with the closing whereby Managing Member is the purchasing Member, Managing Member may, without penalty, terminate the Hotel Management Agreement, effective as of the closing date.  Time is of the essence with respect to the closing of the sale contemplated herein on or before expiration of such ninety (90) day period.  One hundred percent (100%) of the purchase price for the Membership Interest being sold or purchased shall be payable at the Closing Date by wire transfer in immediately available funds.

(b)                              Notwithstanding any other provisions hereof to the contrary, any purchasing Member shall not be required to close on the purchase of any Membership Interest in accordance with this Section 10.4 unless the representations and warranties of the selling Member as set forth in Section 10.7 shall be true and correct as of the Closing Date, and the selling Member shall deliver a certificate to such effect to the purchasing party dated as of the Closing Date; provided, however, that it shall be made clear that as to the condition or prospects for the Company, the selling Member is selling its Membership Interest on an “as-is, where-is” basis.  If the purchasing Member fails to complete the purchase on or before the Closing Date (other than as a result of the selling Member’s default), then (i) the Deposit deposited by the purchasing Member shall be forfeited by the purchasing Member and shall be paid over to the selling Member by the institution holding such Deposit; (ii) the selling Member shall have ninety (90) days to elect to become the purchasing Member and purchase the other Member’s Membership Interest at ninety percent (90%) of the Applicable Price or the Responding Member’s Purchase Price (as applicable); and (iii) such defaulting Member may be stripped of certain rights, powers and/or authority as expressly set forth in this Agreement (including, without limitation, such defaulting Member’s removal as Managing Member).  All closings shall be conducted through an escrow agreement established by the Members with a title insurer, and shall take place in New Orleans, Louisiana.  Each Member shall pay one-half of the cost of escrow, together with all of its attorneys fees incurred in connection with such buy-sell transaction.  Either Member purchasing an interest under this Section 10.4 may assign its rights, in the whole or in part, to any Affiliate of such Member, provided that no assignment shall relieve the purchasing party from any liability or obligation with respect to such purchase.

10.5                    ROFO.   If Managing Member wishes to cause the Company or the TRS SUB to sell the Property pursuant to Section 9.3(a)(i), it shall first give a notice to the other

Members of its desire to sell the Property and of the price and terms on which it is willing to sell the Property (the “ROFO Sale Notice”).  If the other Member opposes the sale and wishes to purchase the Property for the price and on the terms proposed by the Managing Member (the “Sale Member”) in the ROFO Sale Notice, it shall so notify the Sale Member in writing within twenty (20) days after receiving the ROFO Sale Notice, and thereafter the parties shall attempt in good faith, for the time period set forth below, to agree on any additional terms of such sale to the buying member (“Buying Member”) which were not included in the ROFO Sale Notice; provided, that the Members agree that such terms must include (a) an acknowledgement that neither the Company nor the Sale Member shall be required to make any representation with respect to the Property; (b) the obligation of the Buying Member to obtain the absolute release of the Company and the Sale Member (and all Affiliates of the Sale Member) from any post-closing obligations or liabilities under any Guarantees to which the Sale Member or its Affiliates is a party or to which the Sale Member or its Affiliates may be bound; (c) an undertaking by the Buying Member to release the Company and the Sale Member from any obligations or liabilities in any way relating to the Property accruing from and after the closing with respect to the Property, and an indemnity from a creditworthy Affiliate of the Buying Member, reasonably acceptable to the Sale Member, pursuant to which the Company and the Sale Member are indemnified and held harmless from and against any such post-closing obligations or liabilities; (d) an undertaking by the Buying Member to release the Sale Member from any post-closing obligations or liabilities under any cross-indemnity agreements to which either Member are parties; (e) an undertaking by the Buying Member to make a five percent (5%) deposit upon the execution and delivery of a mutually acceptable purchase contract, which shall be non-refundable if the Buying Member  breaches such purchase contract; and (f) a closing date not later than ninety (90) days after the date of the Buying Member’s receipt of the ROFO Sale Notice.  For twenty (20) days after the Buying Member’s receipt of the ROFO Sale Notice, the parties shall negotiate in good faith to execute and deliver a purchase contract containing all of the terms and conditions for such a sale of the Property to the Buying Member.  If for any reason (i) the Buying Member notifies the Sale Member it does not wish to purchase the Property; (ii) the Buying Member fails to timely notify the Sale Member that it wishes to purchase the Property at the price and on the terms required above; (iii) the Buying Member timely notifies the Sale Member but a purchase contract is not executed and delivered between the Buying Member and the owner of the Property within the twenty (20) day period for any reason (including the inability of the parties to agree on any terms not set forth in the ROFO Sale Notice); or (iv) said purchase contract is executed and delivered but the purchase and sale of the Property does not close within ninety (90) days after Buying Member’s receipt of the ROFO Sale Notice for any reason (other than a default by the owner of the Property which is not caused by the Buying Member), then the Sale Member shall have the right, and to the extent necessary the Buying Member hereby gives to the Sale Member a power of attorney, coupled with an interest, to cause the owner of the Property, to enter into a binding agreement for the sale of the Property and/or to cause the owner of the Property to sell the Property on the same or better terms as set forth in the ROFO Sale Notice to an unaffiliated third party pursuant to this Section 10.5.  However, if the Sale Member does not cause the owner of the Property to enter into a binding agreement to sell the Property to an unaffiliated third party within one (1) year after the Sale Member is permitted by the terms of this Section 10.5 to cause the owner of the Property to enter into a binding agreement for the sale of the Property for a purchase price of at least ninety percent (90%) of the purchase price set forth on the ROFO Sale Notice, then the Sale Member shall be required to again comply with the provisions of this Section 10.5 prior to causing the sale of Property pursuant to this Section 10.5.  The Buying Member may structure any purchase by it under this Section 10.5 of all or substantially all of the assets of the Company as a purchase of the Sale Member’s Participation Percentage Interest by paying the Sale Member on the closing date the same amount that it would have otherwise received upon the sale of the Property under the purchase contract.

10.6                    Further Assurances.  It is the intent of the Members that, in the event of any closing of a purchase of Membership Interest under this Section 10, the selling or transferring Member shall fully convey, transfer and assign all of its Membership Interest and any rights associated therewith.  Each selling Member agrees that, at any such closing and any time thereafter, upon request of the purchasing Member, the selling Member shall execute, acknowledge and deliver to the purchasing Member and the Company such assignments, conveyances, transfers and other instruments and documents, and perform such other acts, as may be reasonably necessary to fully effect the Transfer of the Membership Interest sold or otherwise being Transferred to such Member.  Any Member acquiring the Membership Interest of the other Member under this Section 10 may designate its Affiliate to take the assignment of the Membership Interest to be Transferred to such Member.

10.7                    Representations and Warranties of the Members.  As of the date of exercise of any rights, and as of the date of closing of any sale of any Member’s Membership Interest pursuant to this Article 10, each of the Members represents and warrants to the Company and the other Members with respect to itself as follows:

(a)                               Such Member is the lawful owner of and has the full right, power and authority to sell, Transfer and deliver such Member’s Membership Interest which it purports to own, and the sale, Transfer and delivery of such Membership Interest in accordance therewith will Transfer good and marketable title thereto free and clear of all liens, encumbrances, Claims or right of the third parties of every kind and nature whatsoever, subject only to the provisions of this Agreement;

(b)                              The Membership Interest owned by such Member has been duly authorized and is fully paid and non-assessable.  There are no existing options, warrants, calls or commitments on the part of any Member or other Person relating to such Membership Interest.  No voting agreements or restrictions of any kind other than those set forth in this Agreement affect the rights of any such Membership Interest or such Member;

(c)                               Such Member has the right and power to enter into this Agreement and this Agreement has been fully executed and delivered and constitutes the valid and binding obligation of such Member.  No consent of any Person not a party to this Agreement and no consent of any Governmental Authority is required to be obtained on the part of such Member in connection with or resulting from the execution or performance of this Agreement; and

(d)                              Any Member selling its Membership Interest under this Section 10 will deliver to the other Member a certificate dated as of the Closing Date of the applicable sale making the foregoing representations and warranties to such other Member as of the applicable Closing Date.

10.8                    No Dissolution.  If a Member completes a Transfer of all or any part of its Membership Interest in the Company without complying with the provisions of this Agreement, such action shall in and of itself not cause or constitute a dissolution of the Company.

11.                            DISSOLUTION AND WINDING UP OF THE COMPANY.

11.1                    Dissolution of Company.  The Company shall be dissolved and its affairs wound up upon the happening of any of the following events:

(a)                               The written agreement of all of the Members to dissolve the Company;

(b)                              The occurrence of any event that makes it unlawful, impossible or impractical to carry on the Business for a period of more than six (6) months;

(c)                               Entry of a judicial decree of dissolution pursuant to Section 18-802 of the Act;

(d)                              The sale of all or substantially all of the Company’s assets unless such sale involves any deferred payment of the consideration for the sale, in which case the Company shall not dissolve until the last day of the calendar year during which the Company receives the balance of the deferred payment; or

(e)                               At the time there are no Members unless the Company is continued without dissolution in accordance with the Act.

11.2                    Winding Up of the Company.

(a)                               Upon dissolution of the Company for any of the events described in subparagraphs (a) through (d) of Section 11.1, the Members shall wind up the affairs and liquidate the assets of the Company, in a manner approved by the Members, as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, when and as received by the Company shall be utilized, paid or distributed in the following order:

(i)                         First, to creditors, including Members and managers who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members under the Act;

(ii)                     Thereafter, the balance, if any, to the Members in accordance with Section 8.2.

It is intended that the distributions set forth in this Section 11.2(a) comply with the requirement of Regulations Section 1.704-1(b)(2)(ii)(b)(2) that liquidating distributions be made in accordance with positive Capital Accounts.  However, if the balances in the Capital Accounts do not result in such requirement being satisfied, no change in the amounts of distributions pursuant to this Section 11.2 shall be made, but rather, items of income, gain, loss, deduction and credit will be reallocated among the Members so as to cause the balances in the Capital Accounts to be in the amounts necessary so that, to the extent possible, such result is achieved.

(b)                              If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

(c)                               Upon the approval of the Members, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section 11.2 may be distributed to a trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of Managing Member, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

12.                            BOOKS AND RECORDS; ACCOUNTS AND INSURANCE.

12.1                    Books of Account.  The Members hereby designate EFL Member to perform, or cause to be performed (at the Company’s cost but at no compensation to EFL Member other than as specified in this Agreement), all general and administrative services on behalf of the Company and in pursuance thereof shall maintain complete and accurate books of the Company, showing the Membership Interest of the Members, all receipts and expenditures, assets and liabilities, Profits and Losses and all other records necessary for recording the Company’s business and affairs, including the maintenance of a Capital Account for each Member.  The books of the Company shall be kept on the accrual basis in accordance with the Uniform System for companies of similar size, type, quality and business operations as the Company, and shall be open to inspection and examination by each Member at all reasonable times.  EFL Member shall, if required by any instruments to which the Company is a party, cause audited financial statements of the Company’s financial condition as required by the applicable instruments.

12.2                    Reports.  EFL  Member shall provide to CWI Member:

(a)                               as promptly as practicable and in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet of the Company as of the end of such year showing its net worth and containing a statement of each Member’s Adjusted Capital Account, Capital Contributions and statements of Profit and Loss, Net Distributable Cash, Capital Transaction Proceeds and the sources and applications of funds of the Company for such year;

(b)                              promptly upon receipt thereof, one copy of each other report submitted to the Company by the Company’s accountants in connection with any annual, interim or special audit made by them of the books or records of the Company; and

(c)                               from time to time and with reasonable promptness, such further information in respect of the business, affairs and financial condition of the Company as any of the Members may reasonably request.

12.3                    Audited Financial Statements.

(a)                               If requested by CWI Member, the Company shall cause audited financial statements of the Company to be prepared, including, without limitation, financial statements in compliance with any or all requirements of (i) Rules 3-05 and 3-09 of Regulation S-X of the Securities and Exchange Commission; (ii) any other rule issued by the Securities and Exchange Commission and applicable to CWI Member; and (iii) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, a Member, in each instance prepared by an accounting firm selected by CWI Member, within sixty (60) days after Managing Member’s receipt of written request therefor (“Audited Financial Request”).  Such audited statements shall be at the end of the applicable Fiscal Year, prepared in accordance with the Uniform System (or as otherwise determined by CWI Member) and in accordance with all Applicable Laws of the United States and otherwise in conformance with the Loan Documents in which the Company is a borrower thereto; provided, that in the event of any conflict between the terms of this Section 12.3 and the Loan Documents, the Loan Documents shall control.  Such audited financial statements shall contain a statement of member equity, a balance sheet as of the end of the Fiscal Year, statements of Profit and Loss and cash flow, a statement of changes in the Capital Accounts and a statement of changes in financial position for the Fiscal Year then ended, and which shall be accompanied by a management letter from the accountant with respect to internal controls of the Company.

(b)                              The Company shall bear the cost of all audit(s) prepared as a result of each Audited Financial Request for each such entity per Fiscal Year.

(c)                               The Members acknowledge that CWI Member, on behalf of the Company and its Members, as applicable, has commenced an initial audit pursuant to Rule 3-05 of Regulation S-X of the Securities and Exchange Commission prior to the Effective Date and notwithstanding anything to the contrary set forth herein, such costs and expenses in connection with such audit shall be a cost of the Company.

(d)                              The Members agree that CWI Member shall have the right, in lieu of any Audited Financial Request, to undertake alternative actions that will satisfy any legal or regulatory requirements of a REIT and the Company shall bear the cost thereof to the extent of what audited financial statements would have cost.

12.4                    Tax Returns; Tax Elections.  The Members hereby designate CWI Member as tax matters partner (the “Tax Matters Partner”) as defined in Section 6231(a)(7) of the Code, and the Members will take such actions as may be necessary, appropriate, or convenient to effect the designation of such Tax Matters Partner.  The Tax Matters Partner and the other Members shall use their best efforts to comply with the responsibilities outlined in this Section and in Section 6231 of the Code (including any Regulations promulgated thereunder).  CWI Member shall use its reasonable best efforts to cause to be prepared and shall timely file all Company Tax Returns (e.g., Federal, state and local (if any) returns of income for said Fiscal

Year, with Schedule K-1 attached to the Federal return) and shall furnish copies thereof to the Members promptly after the filing thereof.  CWI Member shall cause the Company to retain a certified public accountant to prepare such Tax Returns and filings.  CWI Member shall file all certificates, notices, statements or other instruments required by law on behalf of the Company, including all Federal, state and local Tax Returns.  CWI Member shall have the right, in its sole and absolute discretion to change the taxable year or any accounting method of the Company, subject only to the requirements of the Loan Documents.

12.5                    Bank Accounts.

(a)                               Each Member shall have fiduciary responsibility for the safekeeping and use of all funds of the Company in its immediate possession or control.

(b)                              The funds of the Company shall not be commingled with the funds of any other Person.  In addition, Managing Member shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company.  Managing Member shall not use or permit any other Person to use an account which contains funds of the Company as any central disbursal account for other assets.

(c)                               The bank accounts of the Company shall be maintained in such banking institutions as are approved by the Members (which approval shall not be unreasonably withheld, conditioned or delayed) and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Members may determine.

(d)                              All funds of the Company shall be invested in accordance with the then applicable Approved Annual Budget.

12.6                    Insurance.  The Company shall obtain and maintain in full force and effect throughout the term of this Agreement insurance (i) of the types, coverages and amounts set forth on Exhibit “F”; (ii) as may be prudent to carry on account of the activities of the Company from time to time and which other owners of comparable business operations obtain; and (iii) as may be required under any Loan Documents or other instruments to which the Company is a party.  Managing Member shall obtain and maintain, or shall cause to be obtained and maintained, all such insurance on behalf, and at the expense of, the Company.  Managing Member shall supply copies of each of the insurance policies obtained under this Section 12.6 to the Company and the Members and Lender forthwith upon receipt of the same and of each insurance certificate and premium receipt forthwith upon receiving the same.

12.7                    Accountants.  CWI Member shall select the accountants for the Company.

13.                            ADJUSTMENT OF BASIS ELECTION.  In the event of a Transfer of any Membership Interest in the Company, or in the event of a distribution of the property of the Company to any Member hereto, Managing Member may, in its sole and absolute discretion, cause the Company to file an election, in accordance with Section 754 of the Code and applicable Treasury Regulations, to cause the basis of the Company’s property to be adjusted for Federal income tax purposes, as provided in Sections 734, 743 and 754 of the Code.

14.                            WAIVER OF ACTION FOR PARTITION.  Each of the Members hereby irrevocably waives, during the term of the Company, any right such Member may have to maintain any action for partition with respect to any property of the Company.

15.                            AMENDMENTS.  Amendments to this Agreement are a Member Decision and may be made only if approved by the Members.

16.                            EQUITABLE RELIEF.  The rights granted to the parties hereunder are of a special and unique kind and character, and if there is a breach by any party of any material provision of this Agreement, the other parties would not have an adequate remedy at law.  Therefore, the rights of the parties under this Agreement may be enforced by equitable relief as is provided under the laws of the State of Louisiana.

17.                            NOTICES.  Any and all notices, approvals, requests, consents, waivers, demands or other communications permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, request, consent, waiver or demand and shall be delivered (i) personally; (ii) by reputable overnight delivery service; (iii) by registered or certified mail, return receipt requested; or (iv) by facsimile with time- and date-stamped confirmation of receipt (provided, however, that a copy of such notice shall be mailed in accordance with the foregoing clause (ii) promptly after the transmission of such facsimile).  All such notices, requests, consents, waivers or demands shall be deemed delivered, as applicable:

(a)                               on the first (1st) business day on or after the date of the personal delivery;

(b)                              on the first (1st) business day on or after the date of the signed receipt for certified or registered mail;

(c)                               on the next business day for overnight delivery service; or

(d)                              on the first (1st) business day on or after the date of receipt for facsimile.

Notices directed to a party shall be delivered to the parties at the address or facsimile number as set forth below, or at such other address or facsimile number as may be specified by written notice given in conformity with the terms of this Section 17:

If to EFL Member or the Company, then to:

c/o Historic Restoration, Incorporated
909 Poydras Street, Suite 3100
New Orleans, LA 70112
Attention: A. Thomas Leonhard, Jr.
Telephone No.: 504.566.0204
Email: tleonhard@hriproperties.com

with copies to:

Elkins, P.L.C.

201 St. Charles Avenue, Suite 4400

New Orleans, LA 70170

Attention: Gary J. Elkins

Telephone No.: 504.529.3600

Email: gelkins@elkinsplc.com

If to CWI Member or the Company, then to:

c/o Carey Watermark Investors Incorporated
272 East Deerpath Road, Suite 320
Lake Forest, IL 60045
Attention:  Michael G. Medzigian
Telephone No.:  847.482.8600
Email:  medzigian@watermarkcap.com

with a copy to:

Paul Hastings LLP
515 S. Flower Street, 25th Floor
Los Angeles, CA  90071
Attention: Rick S. Kirkbride
Telephone No.:  213.683.6261
Email:  rickkirkbride@paulhastings.com

Any counsel designated above or any replacement counsel which may be designated by CWI Member or EFL Member by written notice to the other Member is hereby authorized to give notices hereunder on behalf of its client.

18.                            LEGAL REPRESENTATION.

18.1                    EACH MEMBER REPRESENTS AND WARRANTS THAT SUCH MEMBER HAS BEEN ADVISED THAT SUCH MEMBER MAY BE REPRESENTED BY COUNSEL OF SUCH MEMBER’S OWN CHOOSING IN THE PREPARATION AND ANALYSIS OF THIS AGREEMENT AND EACH MEMBER HAS CONSENTED TO THE JOINT REPRESENTATION BY COUNSEL FOR ALL MEMBERS IN THE PREPARATION OF THIS AGREEMENT.  EACH MEMBER HAS READ THIS AGREEMENT WITH CARE AND BELIEVES THAT SUCH MEMBER IS FULLY AWARE OF AND UNDERSTANDS THE CONTENTS THEREOF AND THEIR LEGAL EFFECT.

18.2                    Each Member acknowledges that Elkins, P.L.C. (the “EFL Member Law Firm”) reviewed the drafts of this Agreement, assisted in the initial formation of the Company and represented EFL and/or their Affiliates (collectively, the “EFL Member Parties”).  Each Member acknowledges and agrees that while it may benefit derivatively from the EFL Member Law Firm’s representation of the Company at the request thereof or any Member (with respect to which all parties hereto hereby expressly consent thereto), it is intended that the EFL Member Law Firm not be conflicted from representing the EFL Member Parties in connection with any dispute that may arise between the EFL Member Parties or any other Member (or its Affiliates), and each Member hereby waive any conflict of interest that such representation presents.  In addition, each Member, on behalf of itself and the owner of any direct or indirect interest in such Member, waives any conflict regarding the EFL Member Law Firm’s past or future representation of the EFL Member Parties, and hereby consents to and acknowledges that the EFL Member Law Firm will in the future represent the EFL Member Parties, including, without limitation, in connection with any representation which may present a potential or real conflict of interest with each Member and/or the owner(s) of any direct or indirect interest in such other Member(s).  The foregoing shall not, however, limit or affect the obligations of the EFL Member Law Firm to keep all attorney/client communications confidential or otherwise to limit any other ethical obligations of the EFL Member Law Firm to their clients.

18.3                    Each Member also acknowledges that Paul Hastings LLP (the “CWI Member Law Firm”), represented CWI Member in the initial formation of the Company and represented CWI Member, the Company and the TRS SUB in the acquisition of the Property (collectively, the “CWI Member Parties”) in the negotiation of this Agreement.  Each Member acknowledges and agrees that while it may benefit derivatively from the CWI Member Law Firm’s representation of the Company at the request thereof or any Member (with respect to which all parties hereto hereby expressly consent thereto), it is intended that the CWI Member Law Firm not be conflicted from representing the CWI Member Parties in connection with any dispute that may arise between the CWI Member Parties or any other Member (or its Affiliates), and each Member hereby waive any conflict of interest that such representation presents.  In addition, and each Member, on behalf of itself and the owner of any direct or indirect interest in such Member, waives any conflict regarding the CWI Member Law Firm’s past or future representation of the CWI Member Parties, and hereby consents to and acknowledges that the CWI Member Law Firm will in the future represent the CWI Member Parties, including, without limitation, in connection with any representation which may present a potential or real conflict of interest with each other Member and/or the owner(s) of any direct or indirect interest in such other Member(s).  The foregoing shall not, however, limit or affect the obligations of the CWI Member Law Firm to keep all attorney/client communications confidential or otherwise to limit any other ethical obligations of the CWI Member Law Firm to their clients.

19.                            ATTORNEYS’ FEES.  Should any party hereto institute any action or proceeding at law or in equity to enforce any provision hereof, including an action for declaratory relief or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys’ fees and costs for services rendered to the prevailing party in such action or proceeding.

20.                            INDEPENDENT ACTIVITIES OF MEMBERS.

20.1                    During the Restricted Activity Period, EFL Member covenants and agrees for itself and its Affiliates that neither it nor any of its respective Affiliates shall either (i) own, develop, acquire, finance, broker or otherwise invest in, independently or with others, directly or indirectly, or (ii) manage, operate, franchise (as franchisor), license (as licensor) or market or represent (or provide any marketing services to or enter into any marketing representation for), independently or with others, directly or indirectly any hotel, condo-hotel, resort or other  transient lodging facility which is within the Competitive Set (as defined in the Hotel Management Agreement).  As used herein, “Restricted Activity Period” means, with respect to an ownership activity described in (i) above, the period commencing on the Effective Date and ending five (5) years after the Effective Date; and with respect to a management activity described in (ii) above, the period commencing on the Effective Date and ending May 31, 2014.  EFL Member further covenants and agrees for itself and its Affiliates that neither it nor any of its respective Affiliates shall at any time during the Term, own, develop, acquire, finance, broker or otherwise invest in, independently or with others, directly or indirectly, any hotel or, condo-hotel, resort or other lodging facility (other than a three diamond level or four diamond level hotel or condo-hotel for which the above-restriction applies) within the Restricted Territory (each, a “New Opportunity”) without first presenting and offering such New Opportunity to the Company.  Notwithstanding anything to the contrary in this Agreement, in the event the Members do not mutually approve (which approval shall be in such Member’s respective sole and absolute discretion) any such New Opportunity by the execution with EFL or its Affiliates of a term sheet within thirty (30) days of receipt of written notice of the New Opportunity, then EFL Member and/or its Affiliates shall have the first opportunity (but not the obligation) to pursue such New Opportunity in the manner that EFL Member recommended to the Company, separate and apart from the Company, so long as EFL Member is not the Member that withheld its approval of such New Opportunity when presented to the Company.

20.2                    CWI Member and its Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation, those that might be the same as or similar to the Company’s Business and that might be in direct or indirect competition with the Company; provided, however, in the event that CWI Member or its Affiliates (specifically excluding CWI, W.P. Carey & Co., LLC and Watermark Capital Partners, LLC or any entity managed or advised by CWI, W.P. Carey & Co., LLC and/or Watermark Capital Partners LLC) manage, engage or invest in, independently or with others, directly or indirectly, any hotel, condo-hotel, resort or other lodging facility within the Restricted Territory, EFL Member shall have the option to exercise the buy-sell right pursuant to and in accordance with Section 10.4; provided, further, that notwithstanding the foregoing, nothing herein shall restrict CWI Member and/or its Affiliates from holding any Passive Investment of any kind or nature including, without limitation, any Passive Investment in any hotels that might be within the Restricted Territory and in direct or indirect competition with the Hotel and EFL Member shall have no rights under Section 10.4 as the result of such Passive Investment(s).

20.3                    Except as set forth in Sections 20.1 and 20.2, the Members or Managing Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property or any other investment asset or venture, and neither the Company nor the other Members shall have, and each of them hereby expressly waives, relinquishes and renounces any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

21.                            INVESTMENT REPRESENTATIONS OF THE MEMBERS.  Each Member, by executing this Agreement, hereby acknowledges, covenants, represents and warrants to the Company and the other Members, and each of them, as follows:

(a)        That such Member is over the age of twenty-one (21) years, experienced in business affairs, and capable of evaluating the merits and risks of this investment;

(b)        Each Member realizes that such Member’s investment in the Company involves an element of substantial uncertainty as to the potential for profitability of the business of the Company; and

(c)        Each Member understands that the Membership Interest in the Company have not been registered with the Securities and Exchange Commission or qualified with the Delaware Division of Corporations or any other state securities agency, in reliance upon exemptions therefrom which are predicated, in part, upon the information previously provided by each of the Members and the following representations:

(i)      Each Member understands that in addition to the restrictions imposed by applicable Federal and state securities laws, the right to Transfer any Membership Interest is restricted by the terms of this Agreement.  No Transfer will be permitted if, in the opinion of counsel for the Company, such Transfer will violate applicable Federal or state securities laws.  The burden and expense will be borne by a Member to satisfy the Company that all of the conditions of transfer have been satisfied.  In addition, even if a Member meets all of these requirements, there is no present market for any Membership Interest and none is anticipated to develop;

(ii)      Each Member represents that such Member is acquiring such Member’s Membership Interest in the Company for investment purposes and for such Member’s own account, with no present intention of dividing the same with others, or reselling or otherwise distributing such Membership Interest, and such Member will not sell or otherwise dispose of such Membership Interest in violation of the Securities Act of 1933, as amended, the Delaware General Corporation Law, or regulations promulgated thereunder;

(iii)     Each Member represents that such Member is capable of bearing the economic risk of such Member’s investment in the Company (meaning such Member can afford either a complete loss of the investment or hold it indefinitely without materially adversely affecting such Member’s standard of living, causing financial difficulties, or impairing such Member’s ability to meet current needs and possible personal contingencies);

(iv)     Each Member represents that such Member either has a preexisting personal or business relationship with the other Member, or by reason of such Member’s business or financial experience or the business or financial experience of such Member’s professional advisors who are unaffiliated with and not compensated by the other Member, or any Affiliate or any selling agent of the other Member, has the capacity to protect such Member’s Membership Interest in the Company;

(v)     That prior to the execution hereof, each of the Members had knowledge that the Persons listed upon Exhibit “A” would become members of the Company upon their execution hereof, and each desires and consents to the association of each of them as Members of this Company; and

(vi)     Each Member recognizes that the Company is an existing entity and therefore has a financial and operating history.  For this reason and others, purchase of a Membership Interest as an investment involves special risks.

22.       MISCELLANEOUS.

22.1     Governing Law.  This Agreement shall, in all respects, be governed by the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware.

22.2     Severability.  Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail; but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

22.3     Further Assurances.  Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder to carry out the intent of the parties hereto.

22.4     Successors and Assigns.  All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

22.5     Number and Gender.  In this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so requires.

22.6     Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to its subject matter are hereby terminated and canceled in their entirety and are of no further force or effect.

22.7     Waiver.  A waiver of any provision of this Agreement shall be valid only if it is in writing and signed by the party making the waiver.  No waiver by any party hereto of any breach of this Agreement or any provision hereof shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof.

22.8     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.9     Interpretation.  The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference.

22.10   Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.

22.11   No Authority.  No Member shall have the duty to inquire into the authority of another Member to act.  All of the Members shall be presumed to have the authority to execute this Agreement and to carry out any acts contemplated hereby.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Agreement on the date first hereinabove mentioned.

CWI MEMBER:

CWI NEW ORLEANS CBD HOTEL, LLC,
a Delaware limited liability company

By:	/s/ Michael G. Medzigian
	Name:	Michael G. Medzigian
	Title:	President

EFL MEMBER:

ELEVENTH FLOOR LODGING, LLC
a Louisiana limited liability company

By:	Historic Restoration, Incorporated,
a Louisiana corporation,
its managing member

	By:	/s/ A. Thomas Leonhard, Jr.
	Name:	A. Thomas Leonhard, Jr.
	Title:	Duly Authorized Agent

SIGNATURE PAGE TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT

EXHIBIT “A”

MEMBER INFORMATION

Name and Address of Member	Initial Capital Account Balance	Initial Participation Percentage

CWI New Orleans CBD Hotel, LLC c/o Carey Watermark Investors Incorporated 272 East Deerpath, Suite 320 Lake Forest, IL 60045 Attention: Michael Medzigian	$9,910,000	87.56%

Eleventh Floor Lodging, LLC c/o Historic Restoration, Incorporated 909 Poydras Street, Suite 3100 New Orleans, LA 70112 Attention: A. Thomas Leonhard, Jr.	$1,408,118	12.44%

TOTAL	$11,318,118	100%

EXHIBIT “B”

LEGAL DESCRIPTION

TRACT 1

Unit A of the Commerce Building Condominium, together with all rights and appurtenances thereunto appertaining, including a fifty percent (50%) interest in the Common Elements of the Commerce Condominium, as created by that certain Declaration of Condominium of The Commerce Building Condominium dated and recorded January 26, 1982 in the conveyance records of Orleans Parish, Louisiana, in COB 778E, folio 87 as same was amended and restated by that certain First Amended and Restated Act of Declaration, dated and recorded on September 10, 2002, in the conveyance records of Orleans Parish., Louisiana as Conveyance Instrument No. 244001 and as further amended by that certain First Amendment to First Amended and Restated Act of Declaration by Baronne Development, L.L.C. Creating and Establishing a Condominium Regime for Commerce Building Condominium, dated July 22, 2003, and recorded July 24, 2003 in the conveyance records of Orleans Parish, Louisiana as Conveyance Instrument No. 263137, located upon the following described parcel of land:

THAT PORTION OF GROUND, situated in the First District of the City of New Orleans, State of Louisiana, in SQUARE NO. 227, bounded by Baronne, Common, Carondelet and Gravier Streets, which said portion of ground is identified as LOTS C AND Y and forms the corner of Gravier Street and Varieties Alley and measures 127 feet, 3 inches, 7 ‘/2 lines front on Gravier Street by a depth and front on Varieties Alley of 130 feet, 9 inches, 3 lines by a depth on the opposite side line nearest Baronne Street of 134 feet, 2 inches, 5 lines, and having a width in the rear of 111 feet, 7 inches, 5 lines, and more fully delineated on a plan of F.C. Gandolfo, Jr., Surveyor, dated March 2, 1956, which said survey has been certified by said Surveyor, as of April 9, 1958, and the survey of Coleman Kuhn, Civil Engineer and Land Surveyor, dated December 29, 1981, and the survey of Paul J. Kocke, Sr., Surveyor, dated July 31, 2002.

TRACT II

Grant of Servitudes and Parking Agreement by and between Gabriella TP, LLC and Eleventh Floor Lodging, LLC dated July 22, 2003, and recorded on July 24, 2003, in the conveyance records of Orleans Parish, Louisiana, as Conveyance Instrument No.263143, which servitude encumbers the following described property:

Unit B of the Commerce Building Condominium, together with all rights and appurtenances thereunto appertaining, including a fifty percent (50%) interest in the Common Elements of the Commerce Condominium, as created by that certain Declaration of Condominium of The Commerce Building Condominium dated and recorded January 26, 1982 in the conveyance records of Orleans Parish, Louisiana, in COB 778E, folio 87 as same was amended and restated by that certain First Amended and Restated Act of Declaration, dated and recorded on September

10,       2002, in the conveyance records of Orleans Parish, Louisiana as Conveyance Instrument No. 244001, located upon the following described parcel of land:

THAT PORTION OF GROUND, situated in the First District of the City of New Orleans, State of Louisiana, in SQUARE NO. 227, bounded by Baronne, Common, Carondelet and Gravier Streets, which said portion of ground is identified as LOTS C AND Y and forms the corner of Gravier Street and Varieties Alley and measures 127 feet, 3 inches, 7 ‘Alines front on Gravier Street by a depth and front on Varieties Alley of 130 feet, 9 inches, 3 lines by a depth on the opposite side line nearest Baronne Street of 134 feet, 2 inches, 5 lines, and having a width in the rear of 111 feet, 7 inches, 5 lines, and more fully delineated on a plan of F.C. Gandolfo, Jr., Surveyor, dated March 2, 1956, which said survey has been certified by said Surveyor, as of April 9, 1958, and the survey of Coleman Kuhn, Civil Engineer and Land Surveyor, dated December 29, 1981, and the survey of Paul J. Kocke, Sr., Surveyor, dated July 31, 2002.

EXHIBIT “C”

SPECIAL ALLOCATIONS

All capitalized terms used in this Exhibit shall have the meanings as set forth in the Agreement.

To conform further the allocation provisions of this Agreement to the Regulations, the Members agree that the following special allocations rules shall apply; provided, however, that in respect of any particular allocation the following rules shall supersede the rules otherwise applicable under Section 7 of the Agreement and this Exhibit only to the extent necessary to cause such allocation to be respected under the Regulations and the remaining portion of such allocation shall not be affected.  In the event of any inconsistency between the Regulations and the provisions of the following Sections (a) through (j), the Regulations shall govern.

(a)        Loss Limitation Rule.  If any allocation of Losses for any Fiscal Year otherwise provided in Section 7 of the Agreement or this Exhibit would (if made) cause or increase a deficit balance in the Capital Account of a Member (determined for this purpose by taking into account such Member’s share of Net Distributable Cash and/or Capital Transaction Proceeds in respect of such Fiscal Year and all other adjustments for such Fiscal Year otherwise required under this Agreement) that exceeds the amount such Member is obligated to restore to the Company pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or 1.704-1(b)(2)(ii)(d) or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) less the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), the amount of Losses otherwise allocable to such Member shall be reduced by the minimum amount necessary to eliminate such deficit.  Any amount of an allocation denied to a Member under the first sentence of this paragraph (a) of this Exhibit shall be reallocated to the Members whose allocations of Losses for such year (determined under this Exhibit) are not affected by this paragraph, such reallocation to be made pro rata in accordance with each Member’s Participation Percentage.

(b)        Minimum Gain Chargeback.  If during any Fiscal Year there is a net decrease in Company Minimum Gain (as determined under Regulations Sections 1.704-2(b)(2)), then items of income and gain of the Company shall be allocated to each Member, for such Fiscal Year (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to each Member’s share of the net decrease in the Company Minimum Gain during such Fiscal Year in accordance with Regulations Section 1.704-2(g)(2).  This paragraph (b) is intended to comply with the minimum gain chargeback requirement in such Regulations Sections and shall be interpreted consistently therewith.

(c)        Qualified Income Offset.  If a Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) (modified, as appropriate, by Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)) which causes or increases a negative balance in such Member’s Capital Account (determined for this purpose with the adjustments required under Section (a)), such Member will, to the extent required by Regulations Section 1.704-1(b)(2)(ii)(d), be specially allocated an amount of gross income and/or gain (consisting of a pro rata portion of each item of Company income and gain

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for such Fiscal Year) sufficient to eliminate such negative balance as quickly as possible; provided, however, that an allocation pursuant to this paragraph (c) shall be made if and only to the extent that such Member would have a deficit in its Capital Account (determined as aforesaid) after all other allocations provided for in Section 7 of the Agreement and this Exhibit have been tentatively made as if this paragraph (c) were not in this Agreement.

(d)        Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year of the Company shall be specially allocated to the Members in proportion to their respective Participation Percentage and otherwise as provided in Regulations Section 1.704-2(e).

(e)        Member Nonrecourse Deductions.  The Members Nonrecourse Deductions for any Fiscal Year of the Company shall be specially allocated to the Member that bears the economic risk of loss for such deductions within the meaning of Regulations Sections 1.704-2(i)(1) and 1.752-2 and otherwise as provided in Regulations Section 1.704-2(i).

(f)         Member Nonrecourse Debt Minimum Gain Chargeback.  If during any Fiscal Year of the Company there is a net decrease in Member Nonrecourse Debt Minimum Gain, each Member with a share of such Member Nonrecourse Debt Minimum Gain shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(4).  This paragraph (f) is intended to comply with the “partner nonrecourse debt minimum gain” chargeback requirement of such Regulations Sections and shall be interpreted consistently therewith.

(g)        Excess Nonrecourse Liabilities.  Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Company profits shall be such Member’s Participation Percentage.

(h)        Sections 732(d), 734(b) and 743(b) Adjustments.  To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 732(d), 734(b) or 743(b) of the Code is required under Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in adjusting Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner that achieves the adjustments to their respective Capital Accounts that are required to be made pursuant to such Section of the Regulations.

(i)         Curative Allocations.  The Special Allocations are intended to comply with the requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Special Allocations shall be offset with other Special Allocations or with Special Allocations of other items of Company income, gain, loss or deduction pursuant to this Section (i).  Therefore, notwithstanding any other provision of Section 7 of the Agreement and this Exhibit (other than the Special Allocations), Managing Member, with the Members’ approval, shall make such offsetting allocations of Company income, gain, loss or deduction in whatever manner it reasonably determines is appropriate so that, after such offsetting allocations are made,

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each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance which such Member would have had if the Special Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 7 of the Agreement.  In exercising its discretion under this paragraph (i), Managing Member shall take into account future Special Allocations under paragraphs (b) and (f) of this Exhibit that, although not yet made, are likely to offset other Special Allocations previously made under paragraph (d) and (e) of this Exhibit.

(j)         Change in Regulations.  If any of the specific Regulations upon which the Special Allocations provided for in this Exhibit are based are hereafter changed or if new Regulations in the opinion of the reputable tax counsel retained by the Company make it necessary to revise the foregoing special allocation rules or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation of Profits, Losses or other tax attributes otherwise provided for in Section 7 of the Agreement would be altered as a result of a challenge thereto by the IRS, the Members agree to make such reasonable amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially affecting the amounts distributable to any Member pursuant to this Agreement.

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EXHIBIT “D”

2012 BUDGET

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EXHIBIT “E”

2013-2016 FORECAST BUDGETS

[Attached]

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EXHIBIT “F”

INSURANCE REQUIREMENTS

[SUBJECT TO REVIEW BY RISK MANAGEMENT CONSULTANT]

1)                                    Commercial General Liability (CGL):  $1,000,000 per occurrence for property damage and bodily and property damage with a general aggregate limit not less than $2,000,000. The CGL insurance policy must include coverage for the following:

a)	Coverage for Property Damage and Bodily Injury

b)	Personal and advertising injury

c)	Employees as Insureds

d)	Innkeeper’s and Safe Deposit Box Liability insuring loss or damage to guests’ property (up to statutory requirements) This can be satisfied by any combination of CGL or Crime Coverage

e)	Liquor Liability in an amount no less than $1,000,000 per occurrence

f)	Contractual Liability insuring liability arising out of oral, written or incidental or incidental agreement, including, but not limited to, hold harmless agreements and the Indemnity Agreement

g)	Premises/Operation insuring liability arising out of work performed on the premises

h)	Products and Completed Operations

i)

Pollution liability — For claims arising out of heat, smoke or fumes from a hostile fire, or smoke, fumes, vapor or soot that is used to heat, cool or dehumidify the building or equipment that is used to heat or cool.

j)	Terrorism is included

There shall be an Additional Insured Endorsement on this policy (including coverage for premises and products/completed operations) naming Carey Watermark Investors, Inc. and any other entities as may be deemed appropriate.  There shall also be a Waiver of Subrogation in favor of Carey Watermark Investors, Inc. and other entities as may be deemed appropriate.

2)                                  Workers’ compensation insurance in statutory amounts on all employees of the Hotel and employer’s liability limits of $1,000,000.

3)            Employment Practices Liability:

a)	Per Claim Limit:	$1,000,000
b)	Annual Aggregate	$3,000,000

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Employment Practices Liability shall include third party liability for the benefit of Carey Watermark Investors, Inc.

4)                                    Comprehensive Auto Insurance in an amount no less than $1,000,000 Combined Single Limit and shall include the following:

a) Coverage Symbol 1 - Any Auto

b)            Garagekeepers’ Liability, if the hotel’s operations include parking operations, with a limit no less than $1,000,000 to cover the average value of all automobiles that are in the hotel’s care custody and control at any one time.

5)            Umbrella/Excess liability insurance in an amount not less than $49,000,000 per occurrence on terms consistent with the underlying general liability insurance required above.

6)            Commercial Crime Insurance coverages and limits of insurance (per occurrence) with the following limits:

a)	Employee Dishonesty:	$250,000
b)	Forgery & Alteration:	$ 50,000
c)	Money & Securities:	$ 50,000
d)	Robbery & Safe Burglary of Property other than money and securities	$ 50,000
e)	Computer Fraud	$ 50,000

Employee Dishonesty shall include an endorsement for third party liability for the benefit of Carey Watermark Investors, Inc.

7)            Commercial Property Insurance in an amount equal to the full replacement cost of the real and personal property.  Coverage shall be written on a Special Causes of Loss form with a deductible less than $50,000 unless a high hazard deductible is applicable, etc. California Earthquake.  Policy will include the following coverages:

a)            Agreed Amount Endorsement, if no endorsement confirmation that no coinsurance or margin clause will apply.

b)            Named Windstorm, Applicable if located in a High Hazard County

c)            Earthquake including sprinkler leakage - Applicable if located in a earthquake zone as required by mortgagee

d)            Law & Ordinance Coverage to an amount reasonable for the venue

e)            Flood, Applicable if located in a high hazard zone.

f)              Business Income for loss of profits and necessary continuing expenses – 12 Months including a six (6) month extended period of indemnity.

g)            Boiler and Machinery – Stand-alone policy may apply

h)            Builder’s Risk including “soft costs”, replacement cost of work performed and equipment supplies and materials furnished. – Applicable during construction or during a substantial alteration (General Contractor’s Stand-alone policy may apply)

i)                Terrorism – Stand-alone policy may apply

j)                Mold Clean-up if result of a covered cause of loss

8)            Pollution Legal Liability – Including coverage for Mold with the following limits:

a)	Coverage A:	$1,000,000 Each Claim – First Party Cleanup
b)	Coverage B:	$1,000,000 Each Claim – Third Party Liability
$5,000,000 Policy Aggregate

9)            All Property and Liability Insurers shall be authorized to do business in the state where the property is located.  The carriers must have a current AM Best Rating of at least A: VII and/or a claims paying rating of A- or better as rated by Standard and Poor’s Rating Service.

Such other insurance as may be customarily carried by other hotel operators on hotels similar to this.

EXHIBIT “G”

FORM OF COMPLETION AND COST OVERRUN GUARANTY

[Attached]

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SCHEDULE 1

SOURCES AND USES

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